Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of August 23, 2010 (this “Agreement”), by and among Berkshire Bancorp, Inc., a Pennsylvania corporation (“Berkshire Bancorp”), its direct wholly-owned subsidiary, Berkshire Bank, a Pennsylvania commercial bank (“Berkshire Bank”), Customers 1ST Bancorp, Inc., a Pennsylvania business corporation, intending to be renamed Customers Bancorp, Inc. (“Holdco”) and New Century Bank, a Pennsylvania commercial bank (“NCB”).

W I T N E S S E T H:

WHEREAS, the boards of directors of Berkshire Bancorp, Berkshire Bank and NCB have determined that it is in the best interests of their respective companies and their shareholders, customers, employees and communities, to consummate the strategic business combination transaction provided for in this Agreement in which (i) Berkshire Bancorp will merge with and into Holdco (the “Merger”), and, immediately thereafter, (ii) Berkshire Bank will, on the terms and subject to the conditions set forth in this Agreement, merge with and into NCB (the “Bank Merger”), so that NCB is the resulting institution in the Bank Merger (sometimes referred to in such capacity as the “Resulting Institution”) and Holdco will continue as the holding company and sole shareholder of the Resulting Institution;

WHEREAS, NCB and Holdco have proposed a holding company reorganization pursuant to which Holdco, which is presently a wholly owned subsidiary of NCB, will become the holding company for NCB (the “Holding Company Reorganization”).  As presently proposed, the Holding Company Reorganization is more fully described in a certain registration statement on form S-1 filed with the SEC on April 22, 2010 (File No. 333-166225), and further amended to and including the amended registration statement filed on July 2, 2010 (collectively, as so amended, the “Pending NCB Registration Statement”).  In connection with the Holding Company Reorganization, which is not expected to be consummated until immediately prior to the Merger and Bank Merger, Holdco proposes to issue shares of “Holdco Common Stock” and “Holdco Nonvoting Stock” (as those terms are hereinafter defined) to holders of NCB Common Stock and NCB Nonvoting Stock, respectively, in exchange for the NCB Shares they hold.

WHEREAS, for federal income Tax purposes, it is intended that the Merger and Bank Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, concurrently with the execution of this Agreement, each individual included on Schedule A attached hereto, constituting each of the directors and executive officers of Berkshire Bancorp and Berkshire Bank, has executed an agreement in the form of Exhibit A attached hereto (collectively, the “Support Agreements”) between such individual and Holdco and NCB governing the voting of all shares of Berkshire Bancorp Common Stock (as defined herein) owned by such individual and the support of the Merger and Bank Merger and this Agreement by such individual as director and/or officer of Berkshire Bancorp and Berkshire Bank, in connection with the Berkshire Shareholders Meeting (as defined herein); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and Bank Merger and also to prescribe certain conditions to the Merger and Bank Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
Definitions

Section 1.1.        Defined Terms.  As used in this Agreement, the following terms have the following meanings.

“BCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“Berkshire Bank Common Stock” means the class of common stock, $1.00 par value per share, of Berkshire Bank.

“Berkshire Bancorp Common Stock” means the class of common stock, $1.00 par value per share, of Berkshire Bancorp.

“Berkshire Bancorp Shares” means and includes shares of the Berkshire Bank Common Stock.

“Berkshire Series C Preferred Stock’ means the 6% non-cumulative, non-voting, convertible perpetual preferred stock, Series C.

“Berkshire Valuation” means (A) (i) Berkshire's tangible common book value (as determined according to GAAP) as of the most recent calendar month-end prior to the Effective Time, minus (ii) the Book Value Adjustment, if any, minus the costs (whether capitalized or expensed) that, as of the Effective Time, shall be or have been accrued or otherwise incurred by either or both of Berkshire Bancorp and Berkshire Bank related to this Agreement and the Merger or Bank Merger, divided by (B) the number of shares of Berkshire Common Stock outstanding at the Effective Time; provided, however, that, in the event the Berkshire Valuation would be less than $1.95, then the Berkshire Valuation shall be deemed equal to $1.95.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Book Value Adjustment” means the dollar amount necessary, as of the most recent calendar month end prior to the Effective Time, to bring Berkshire Bank’s total loan loss reserves up to an amount equal to 40% of its Nonperforming Loans.

“Certificate” means each certificate evidencing Berkshire Bancorp Shares.

“Dissenting Holder” means a holder of Dissenting Shares.

“Dissenting Shares” means Berkshire Bancorp Shares owned of record by persons who do not vote any such Berkshire Bancorp Shares in favor of the adoption of this Agreement and the Merger and who comply with the provisions of the BCL concerning the rights of holders of Berkshire Bancorp Shares to dissent from the Merger and require appraisal of their Common Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means such bank or trust company or other agent designated by Holdco, and reasonably acceptable to Berkshire Bancorp, which shall act as agent for Holdco in connection with the exchange procedures for converting Berkshire Bancorp Shares into the Merger Consideration.

“Exchange Ratio” means, subject to the provisions of Section 3.1.5, the quotient, rounded to the nearest one ten thousandth, of (i) the Berkshire Valuation, divided by (ii) the product of the NCB Valuation multiplied by exchange ratio that is used with respect to the Holding Company Reorganization.

“Holdco Common Stock” means the class of voting common stock, $1.00 par value per share, of Holdco.

“Holdco Nonvoting Stock” means the Class B Non-Voting Common Stock, $1.00 par value per share, of Holdco.

“Holdco Shares” means the Holdco Common Stock and the Holdco Nonvoting Stock.

“Lien” means any lien, pledge, charge, security interest or similar encumbrance.

“Material Adverse Effect” means, with respect to Berkshire Bancorp, Berkshire Bank, Holdco, NCB or the Resulting Institution, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, a Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including national emergencies, the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, (D) consummation or public disclosure of this Agreement or the transactions contemplated hereby or compliance with the terms hereof, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, or (E) actions or omissions of Berkshire Bancorp, Berkshire Bank on the one hand, or NCB on the other hand, taken with the prior written consent of the other party or parties in contemplation of the transactions contemplated hereby or required hereunder.  Without limiting the foregoing in any respect, at “Material Adverse Effect” shall be deemed to have occurred if at any time heretofore or hereafter Berkshire Bank’s combined Nonperforming Loans and Nonperforming Assets exceed $9,685,907.80, calculated in the same manner (subject, nevertheless, to the definitions of the respective terms set forth in this Agreement) as in Schedule B attached hereto.

“NCB Common Stock” means the class of voting common stock, $1.00 par value per share, of NCB.

“NCB Nonvoting Stock” means the Class B Non-Voting Common Stock, $1.00 par value per share, of NCB.

“NCB Shares” means the NCB Common Stock and the NCB Nonvoting Stock.

“NCB Valuation” means (i) NCB's tangible common book value (as determined according to GAAP) as of the most recent calendar month-end prior to the Effective Time, divided by (ii) the then current number of NCB Shares outstanding at the Effective Time.

“Nonperforming Asset” with respect to Berkshire Bank means an asset (other than property originally acquired for future expansion but no longer intended to be used for that purpose) required to be reported, as of any date of reference, in Item 3 of Schedule RC-M to FFIEC Form 041 (Consolidated Report of Condition and Income), as in force on the date of this Agreement, whether or not Berkshire Bank is required to report such items or is required to report as required in the instructions to such form, and “Nonperforming Assets” shall mean them collectively.

 “Nonperforming Loan” with respect to Berkshire Bank means an asset required to be reported, as of any date of reference, in Column B or Column C of Items 1 through 9 of Schedule RC-N to FFIEC Form 041 (Consolidated Report of Condition and Income), as in force on the date of this Agreement, whether or not Berkshire Bank is required to report such items or is required to report as required in the instructions to such form, and “Nonperforming Loans” shall mean them collectively.

“Relevant Group” means any affiliated, combined, consolidated, unitary or similar group.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Troubled Debt Restructuring” when applied to Berkshire Bank means and includes each asset that is included in the term “Troubled Debt Restructurings” for regulatory reporting purposes,

as of any date of reference, as defined in the FFIEC Instructions for Preparation of Consolidated Reports of Condition and Income (FFIEC 031 and 041) as in force on the date of this Agreement, whether or not Berkshire Bank is required to report such items or is required to report as required in such instructions.

Section 1.2.           Other Defined Terms.  Other capitalized terms used herein are defined elsewhere in this Agreement.

Term	Section

Agreement	Introduction
Alternative Proposal	Section 7.9.1
Alternative Transaction	Section 7.9.1
Articles of Merger	Section 2.2
Banking Code	Section 2.1
Bank Merger	Preamble
Berkshire Bank	Introduction
Berkshire Bank Articles	Section 5.1.3
Berkshire Bank Bylaws	Section 5.1.3
Berkshire Bancorp	Introduction
Berkshire Bancorp Articles	Section 5.1.2
Berkshire Bancorp Bylaws	Section 5.1.2
Berkshire Bancorp Disclosure Schedule	Article 5
Berkshire Bancorp Ratio	Section 9.1.7
Berkshire Bancorp Regulatory Agreement	Section 5.5.2
Berkshire Bancorp Requisite Regulatory Approvals	Section 8.2.3
Berkshire Bancorp Stock Plans	Section 5.2.1
Berkshire Bancorp Subsidiary	Section 5.1.3
Berkshire Bancorp Warrants	Section 3.1.6
Berkshire Contract	Section 5.13.1
Berkshire Director Designee	Section 7.11
Berkshire Tarp Shares	Section 5.2.1
Berkshire Tarp Shares Series A	Section 5.2.1
Berkshire Tarp Shares Series B	Section 5.2.1
Claim	Section 7.6.1
Closing	Section 10.1
Closing Date	Section 10.1
Code	Preamble
Confidentiality Agreement	Section 7.3.3
Covered Employees	Section 7.5.1
Departing Berkshire Directors	Section 7.11
Derivative Transactions	Section 4.14.1
DPC Common Shares	Section 3.12
Effective Time	Section 2.2
Election	Section 3.2.1(a)
Election Deadline	Section 3.2.1(d)

Term	Section

Environmental Laws	Section 4.18
ERISA	Section 4.11.1
ERISA Affiliate	Section 4.11.3(d)
Exchange Agent Agreement	Section 3.2.1(d)
Exchange Fund	Section 3.2.2
Expense Reimbursement	Section 9.3.2(c)
FDIC	Section 4.1.4
Federal Reserve Board	Section 4.4
Form of Election	Section 3.2.1(b)
GAAP	Section 5.1.3
Governmental Entity	Section 4.4
Holdco	Introduction
Holder	Section 3.2.1
Holding Company Reorganization	Preamble
HSR Act	Section 4.4
Indemnified Parties	Section 7.6.1
Index Price	Section 9.1.7
Index Ration	Section 9.1.7
Injunction	Section 8.1.3
Insurance Amount	Section 7.6.2
Intellectual Property	Section 4.17
Letter of Transmittal	Section 3.2.3(a)
Loan(s)	Section 4.25.1
Materially Burdensome Regulatory Condition	Section 7.2
Merger	Preamble
Merger Consideration	Section 3.1.3
NCB	Introduction
NCB Articles	Section 4.1.2
NCB Board	Section 4.3.1
NCB Bylaws	Section 4.1.2
NCB Contract	Section 4.13.1
NCB Directors	Section 7.11
NCB Disclosure Schedule	Article 4
NCB Regulatory Agreement	Section 4.5.2
NCB Requisite Regulatory Approvals	Section 8.3.3
NCB Shareholder Meeting	Section 7.4.1
Other Regulatory Approvals	Section 4.4
Pending NCB Registration Statement	Preamble
Permitted Encumbrances	Section 4.16
Personal Property Lease	Section 4.19
Plans	Section 4.11.1
Policies, Practices and Procedures	Section 4.15.2
Proxy Statement-Prospectus	Section 7.1.1
Public Proposal	Section 9.3.2(b)
Real Property	Section 4.16

Term	Section

Regulatory Agencies	Section 4.5.1
Resulting Institution	Preamble
SEC	Section 4.4
Securities Act	Section 4.2.1
Shortfall Number	Section 3.1.6(b)(ii)
Stock Consideration	Section 3.1.3
Subsidiary	Section 5.1.3
Support Agreements	Preamble
Termination Fee	Section 9.3.2
Trust Account Common Shares	Section 3.12
Voting Debt	Section 4.2.1

ARTICLE 2
The Merger

Section 2.1.                          The Merger. Subject to the terms and conditions of this Agreement, in accordance with the BCL, at the Effective Time Berkshire Bancorp shall merge with and into Holdco in the Merger.  NCB shall be the resulting institution in the Merger and Holdco shall continue its existence under the laws of the Commonwealth of Pennsylvania, continuing as the holding company and sole shareholder of the Resulting Institution.

Section 2.2.                          Effective Time.  The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the Commonwealth of Pennsylvania.  The “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.  The Bank Merger is intended to become effective immediately after the Merger, as more fully provided in the Bank Plan of Merger.

Section 2.3.                          Effects of the Bank Merger.  At and after the Effective Time, the Bank Merger shall have the effects set forth in Section 1606 of the Banking Code.

Section 2.4.                          Tax Consequences.  It is intended that the Merger and Bank Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

Section 2.5.                          Board of Directors; Officers.  At and after the Effective Time, the directors of Holdco and the Resulting Institution, respectively, shall be comprised of the directors of Holdco and NCB, respectively, immediately prior to the Effective Time, and immediately after the Effective Time, one individual who is presently a member of the board of directors of Berkshire Bancorp on the date of this Agreement shall be appointed to the board of directors of Holdco and the board of directors of the Resulting Institution in accordance with Section 7.13.  The executive officers of the Holdco and Resulting Institution at and immediately after the Effective Time shall consist of the officers of Holdco and NCB, respectively, immediately prior to the Effective Time.

Section 2.6.                          Articles of Incorporation.  At the Effective Time, (a) the Articles of Incorporation of Holdco shall be and remain the Articles of Incorporation of Holdco as the survivor of the Merger (subject to such amendments as Holdco may hereafter elect to make to establish such name as Holdco deems appropriate), provided, however, after the Berkshire Shareholder Meeting, Holdco shall not make changes that affect the rights or consideration to the Berkshire Bancorp shareholders, and (b) the Articles of Incorporation of NCB shall be the Articles of Incorporation of the Resulting Institution until thereafter amended in accordance with applicable law.

Section 2.7.                          Bylaws.  At the Effective Time, (a) the Bylaws of Holdco shall be and remain the Bylaws of Holdco as the survivor of the Merger (subject to such amendments as Holdco may hereafter elect to make to establish such name as Holdco deems appropriate), and (b) the Bylaws of NCB shall be the Bylaws of the Resulting Institution, in each case until thereafter amended in accordance with applicable law.

ARTICLE 3
Conversion of Shares; Delivery of Merger Consideration

Section 3.1.                          Conversion of Common Stock; Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of Berkshire Bancorp, Berkshire Bank, Holdco, NCB or the holder of any of the following securities:

3.1.1.           The share(s) of Berkshire Bancorp Common Stock issued and outstanding immediately prior to the Effective Time and owned by Holdco or NCB shall be cancelled and shall cease to exist and no stock of Holdco or other consideration shall be delivered in exchange therefor.

3.1.2.           All Berkshire Bancorp Shares issued and outstanding immediately prior to the Effective Time that are owned by Holdco, NCB, Berkshire Bank or Berkshire Bancorp (other than Berkshire Bancorp Shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than Berkshire Bancorp Shares held, directly or indirectly, by Holdco, NCB, Berkshire Bancorp or Berkshire Bank in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Holdco or other consideration shall be delivered in exchange therefor.  Prior to closing, Berkshire Bancorp shall have received from the holders of all Berkshire Series C Preferred Stock all requisite approvals to redeem or exchange such shares for shares of Holdco Common Stock, as NCB or Holdco may elect.

3.1.3.           Subject to Sections 3.1.4, 3.1.5, 3.1.6 and 3.1.7, each share of Berkshire Bancorp Common Stock, except for shares of Berkshire Bancorp Common Stock owned by Holdco, NCB, Berkshire Bank or Berkshire Bancorp (other than Trust Account Common Shares and DPC Common Shares), shall be converted into the right to receive such number of shares of Holdco Common Stock as is equal to the Exchange Ratio.

 The Berkshire Bancorp Shares to be exchanged pursuant to this subsection 3.1.3 are sometimes referred to herein as the “Stock Consideration.”  The aggregate Stock Consideration, together with any cash to be paid for fractional shares, is sometimes referred to herein as the “Merger Consideration.”

3.1.4.           All of the Berkshire Bancorp Shares converted into the right to receive the Merger Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each Certificate shall thereafter represent only the right to receive the Merger Consideration into which the Berkshire Bancorp Shares represented by such Certificate have been converted pursuant to this Section 3.1 and Section 3.2.3(f), as well as any dividends to which holders of Berkshire Bancorp Common Stock become entitled in accordance with Section 3.2.3(c).

3.1.5.           If, between the date of this Agreement and the Effective Time, the outstanding Berkshire Bancorp Shares, the Holdco Shares or the NCB Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.  In addition, in the event that, NCB enters into or is a party to an agreement pursuant to which shares of NCB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Berkshire Bancorp shareholder entitled to receive shares of Holdco Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.  Without limiting any of the foregoing, Berkshire Bancorp shareholders shall be entitled to receive shares of Holdco Common Stock in the merger in the event NCB Common Stock has been exchanged for Holdco Common Stock and the appropriate and proportional adjustment shall be made to the Exchange Ratio.

3.1.6.           Berkshire Warrants Treatment of Berkshire Bancorp Warrants.  Section 3.1.6 of the Berkshire Bancorp Disclosure sets forth all of the outstanding Berkshire Bancorp warrants as of the date hereof (“Berkshire Bancorp Warrants”), which schedule includes, for each warrant, the name of the individual holder of the warrant, the exercise price, the vesting schedule and the expiration date.  At the Effective Time, all Berkshire Bancorp Warrants that are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically into the right to receive warrants to purchase shares of Holdco Common Stock upon the same terms and conditions as the Berkshire Bancorp Warrants, except that the expiration date shall be extended five (5) years and the number of shares and exercise price of the warrants shall be adjusted as follows:

(a)           The number of shares of Holdco Common Stock to be subject to the converted Berkshire Bancorp Warrants shall be equal to the product of the number of shares of Berkshire Bancorp Common Stock subject to the Berkshire Bancorp Warrants and the Exchange Ratio, provided that any fractional shares of Holdco Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(b)           The exercise price per share of Holdco Common Stock under the converted Berkshire Bancorp Warrants shall be equal to the exercise price per share of Berkshire Bancorp Common Stock under the Berkshire Bancorp Warrants divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

At all times after the Effective Time, Holdco shall reserve for issuance such number of shares of Holdco Common Stock as necessary so as to permit the exercise of converted Berkshire Bancorp Warrants in the manner contemplated by this Agreement and in the instruments pursuant to which such Berkshire Bancorp Warrants were granted.

3.1.7.           Dissenting Shares.  Any Dissenting Shares which, as of the Effective Time of the Merger, the holder thereof has not withdrawn or otherwise lost any right to such appraisal, shall not be entitled to receive the consideration set forth in Section 3.1.3, as applicable, but instead shall be converted into the right to receive such amount as may be determined to be due with respect to such Dissenting Shares pursuant to applicable provisions of the BCL.  Berkshire Bancorp shall give Holdco (i) prompt notice of any written notice or demands for appraisal of Berkshire Bancorp Shares, written withdrawals or modifications of such demands, and any other instruments served pursuant to the applicable provisions of the BCL and received by Berkshire Bancorp which relate to any such demand for appraisal, and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Closing.  Berkshire Bancorp agrees that, except with the prior written consent of Holdco, it will not make any payment with respect to or settle any claim, demand or other obligation it may have with respect to any Dissenting Shares.  Each Dissenting Holder who, pursuant to the applicable provisions of the BCL, becomes entitled to payment of the fair value for any Dissenting Shares, shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to the applicable provisions of the BCL) and thereupon such Dissenting Shares shall be canceled and retired, and shall cease to exist.  If, after the Effective Time of the Merger, any Dissenting Shares shall lose their status as Dissenting Shares for any reason, including because the Dissenting Holder withdraws, fails to perfect or otherwise loses the right to appraisal, then Holdco shall pay the consideration, without interest, which such Dissenting Holder would have been entitled to receive pursuant to Section 3.1.3, assuming such shares were not Dissenting Shares at the Effective Time of the Merger.

3.1.8.           Bank Merger; Bank Plan of Merger.  The Bank Merger shall be consummated in accordance with the Bank Plan of Merger in the form of Exhibit B attached hereto, which NCB and Berkshire Bank shall mutually execute promptly hereafter.

Section 3.2.                          Procedures for Exchange of Berkshire Bancorp Common Stock.

3.2.1.           Deposit of Merger Consideration.  At or prior to the Effective Time, Holdco shall deposit, or shall cause to be deposited, with the Exchange Agent (i) certificates representing the number of shares of Holdco Common Stock sufficient to deliver, and Holdco shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.2.2(f) (collectively, the “Exchange

Fund”) and Holdco shall instruct the Exchange Agent to timely pay the Stock Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

3.2.2.           Delivery of Merger Consideration.

(a)           As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding Berkshire Bancorp Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1 and any cash in lieu of fractional Holdco Shares to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration to be issued or paid in consideration therefor in accordance with Section 3.2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 3.2.3(c).

(b)           Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Berkshire Bancorp Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional Holdco Shares to be issued or paid in consideration therefor in respect of the Berkshire Bancorp Shares represented by its Certificate or Certificates.  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Section 3.2.

(c)           No dividends or other distributions with respect to Holdco Shares shall be paid to the holder of any unsurrendered Certificate with respect to the Holdco Shares represented thereby, in each case until the surrender of such Certificate in accordance with this Section 3.2.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole Holdco Shares represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Holdco Shares represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Holdco Common Stock issuable with respect to such Certificate.

(d)           In the event of a transfer of ownership of a Certificate representing Berkshire Bancorp Shares that is not registered in the stock transfer records of Berkshire Bancorp, the proper amount of cash and/or Holdco Shares shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Berkshire Bancorp Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Holdco that the Tax has been paid or is not applicable.

(e)           After the Effective Time, there shall be no transfers on the stock transfer books of Berkshire Bancorp of the Berkshire Bancorp Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Berkshire Bancorp Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 3.2.

(f)           Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional Holdco Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Holdco Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Holdco.  In lieu of the issuance of any such fractional share, Holdco shall pay to each former shareholder of Berkshire Bancorp who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the NCB Valuation by (ii) the fraction of a share (after taking into account all Berkshire Bancorp Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Holdco Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 3.1.

(g)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of Berkshire Bancorp as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to Holdco.  In such event, any former shareholders of Berkshire Bancorp who have not theretofore complied with this Section 3.2 shall thereafter look only to Holdco with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Holdco Common Stock deliverable in respect of each share of Berkshire Bancorp Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Holdco, Berkshire Bank, Berkshire Bancorp, the Exchange Agent or any other person shall be liable to any former holder of Berkshire Bancorp Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Holdco or the Exchange Agent, the posting by such person of a bond in such amount as Holdco may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.2.3.           Withholding Rights.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Holdco) shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Berkshire Bancorp Common Stock such amounts as the Exchange Agent or Holdco, as the case may be, is required to deduct and withhold under federal, state, local or foreign law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or Holdco, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Berkshire Bancorp Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Holdco, as the case may be.

Section 3.3.                          Reservation of Shares.  Holdco shall reserve for issuance a sufficient number of shares of Holdco Common Stock for the purpose of issuing shares of Holdco Common Stock in accordance with this Article 3.

ARTICLE 4
Representations and Warranties of Holdco and NCB

Holdco and NCB have delivered a disclosure schedule (the “NCB Disclosure Schedule”), to Berkshire Bancorp and Berkshire Bank in connection with the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4 or to one or more of Holdco or NCB’s covenants contained herein.   The Pending NCB Registration Statement is publicly available and has been available for inspection by Berkshire Bancorp and Berkshire Bank prior to the date of this Agreement.  Holdco’s and NCB’s representations and warranties set forth herein, and the NCB Disclosure Schedules and each Section thereof, shall be deemed supplemented in their entirety by the disclosures set forth in the Pending NCB Registration Statement, which Holdco and NCB hereby represent and warrant to Berkshire Bancorp and Berkshire Bank is accurate and complete in all material respects, and all references in this Agreement to the NCB Disclosure Schedule or any Section thereof shall also be deemed to refer to the Pending NCB Registration Statement to the extent any disclosure therein is applicable.  For purposes of the NCB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  Except as set forth in the NCB Disclosure Schedules or the Pending NCB Registration Statement, Holdco and NCB hereby represent and warrant to Berkshire Bancorp and Berkshire Bank as follows:

Section 4.1.                          Corporate Organization.

4.1.1.           NCB is a commercial bank duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  NCB has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in such jurisdictions where to failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.  Except as set forth on Section 4.1.1 of the NCB Disclosure Schedule, NCB has no Subsidiaries (as defined below).

4.1.2.           True, complete and correct copies of the Articles of Incorporation of NCB, as amended (the “NCB Articles”), and the Bylaws of NCB (the “NCB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Berkshire Bancorp.

4.1.3.           NCB is a member of the Federal Reserve System and the deposit accounts of NCB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.1.4.           Holdco is a Pennsylvania business corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Holdco has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in such jurisdictions where to failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.  Holdco has no Subsidiaries (as defined below).

4.1.5.           True, complete and correct copies of the Articles of Incorporation of Holdco, as amended (the “Holdco Articles”), and the Bylaws of Holdco (the “Holdco Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Berkshire Bancorp.

Section 4.2.                          Capitalization.

4.2.1.           The authorized capital stock of NCB consists of: (i) 30,000,000 shares of NCB Common Stock, par value $1.00 per share, of which, as of the date of this Agreement, 17,010,728 shares were issued and outstanding; (ii) 500,000 shares of nonvoting common stock, par value $1.00 per share, of which, as of the date of this Agreement, no shares were issued and outstanding; (iii) 10,000,000 shares of Class B Non-Voting Common Stock, par value $1.00 per share, of which, as of the date of this Agreement, 5,013,513 shares were issued and outstanding; and (iv) 1,000,000 shares of preferred stock, any series having such par value or no par value as may be determined by the Bank’s board of directors from time to time, of which, as of the date of this Agreement, no shares were issued and outstanding.  As of the date of this Agreement, 1,975,450 shares of NCB Common Stock were reserved for issuance under one or more plans or agreements, or otherwise.  All of the issued and outstanding NCB Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

4.2.2.           The authorized capital stock of Holdco consists of: (i) 100,000,000 shares of common stock, without par value (“Common Stock”), of which [___] share(s) is/are issued and outstanding; 100,000,000 shares of Class B Non-Voting Common Stock, without designated par value (“Class B Non-Voting Common Stock”), of which no shares are issued and outstanding; and (iii) 100,000,000 shares of preferred stock, having such par value, or no par value, as the board of directors shall fix and determine (“Preferred Stock”), of which no shares are issued or outstanding.

4.2.3.           As of the date of this Agreement, no shares of Holdco Common Stock were reserved for issuance under one or more plans or agreements, or otherwise.  All of the issued and outstanding Holdco Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

4.2.4.           As of the date of this Agreement, except as set forth in Section 4.2.2 of the NCB Disclosure Schedule:  (X) no bonds, debentures, notes or other indebtedness of NCB having the right to vote on the Merger, the Bank Merger, this Agreement or the actions to be taken by NCB pursuant to this Agreement (“Voting Debt”) are issued or outstanding; (Y) NCB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any NCB Shares, Voting Debt or any other equity securities of NCB or any securities representing the right to purchase or otherwise receive any NCB Shares, Voting Debt or other equity securities of NCB; and (Z) there are no contractual obligations of NCB (i) to repurchase, redeem or otherwise acquire any shares of capital stock of NCB or any equity security of NCB or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of NCB or (ii) pursuant to which NCB is or could be required to register shares of NCB capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”); and (iv) no equity-based awards are outstanding as of the date of this Agreement.

4.2.5.           Neither Holdco or NCB does not own any capital stock, equity interest or other direct or indirect ownership interest in any person, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

Section 4.3.                          Authority; No Violation.

4.3.1.           Holdco and NCB each has requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the boards of directors of NCB (the “NCB Board”) and Holdco (the “Holdco Board”).  The NCB Board and Holdco Board have determined that the Bank Merger and the Merger, respectively, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Holdco and of NCB and its shareholders, customers, employees and communities, have resolved to recommend that their respective shareholders vote in favor of the Merger and Bank Merger, on substantially the terms and conditions set forth in this Agreement, and has directed that the Merger and Bank Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to their respective shareholders for consideration at a duly held meeting of such shareholders.  Except for the approval of this Agreement by the affirmative vote of the holders of two thirds of the outstanding shares of NCB Common Stock entitled to vote at such meeting, and the approval of the Merger by NCB as sole shareholder of Holdco, no other proceedings on the part of NCB are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by NCB and (assuming due authorization, execution and delivery by Berkshire Bancorp and Berkshire Bank) constitutes the valid and binding obligation of NCB, enforceable against NCB in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

4.3.2.           Neither the execution and delivery of this Agreement by NCB or Holdco, nor the consummation by NCB or Holdco of the transactions contemplated hereby, nor compliance by NCB or Holdco with any of the terms or provisions of this Agreement, will (i) violate any provision of the Holdco Articles or the Holdco Bylaws, NCB Articles or the NCB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Holdco or NCB or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Holdco or NCB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Holdco or NCB is a party or by which any of them or any of their respective properties or assets is bound.

Section 4.4.                          Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the FDIC, the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and approval or waiver of such applications and notices, (b) the filing of any required applications, filings or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement-Prospectus in definitive form relating to the meeting of NCB’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement and the Pending NCB Registration Statement, in which the Proxy Statement-Prospectus will be included as a prospectus, and declaration of effectiveness of Pending NCB Registration Statement, (d) the filing of the respective Articles of Merger for the Merger and the Bank Merger with the Secretary of State of the Commonwealth of Pennsylvania after approval by the Pennsylvania Department of Banking pursuant to the Banking Code, (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Holdco Shares pursuant to this Agreement, NCB is not aware of any consents or approvals of or filings or registrations with any Governmental Entity that are necessary in connection with the consummation by

Holdco and NCB of the Merger and Bank Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Holdco and NCB of this Agreement.

Section 4.5.                          Reports; Regulatory Matters.

4.5.1.           Except as set forth on Section 4.5.1 of the NCB Disclosure Schedule, NCB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Pennsylvania Department of Banking or any state regulatory authority, (iv) any foreign regulatory authority, (v) any applicable industry self-regulatory organization, and (vi) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2007, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of NCB, no Regulatory Agency or Governmental Entity has initiated since January 1, 2007 or has pending any proceeding, enforcement action or, to the knowledge of NCB, investigation into the business, disclosures or operations of NCB.  Except as set forth on Section 4.5.1 of the NCB Disclosure Schedule, since January 1, 2007, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of NCB (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in NCB’s ordinary course of business).

4.5.2.           Except as set forth on Section 4.5.2 of the NCB Disclosure Schedule, NCB is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2007 a recipient of any supervisory letter from, or since January 1, 2007 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity (each item in this sentence, a “NCB Regulatory Agreement”), nor has NCB been advised since January 1, 2007 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such NCB Regulatory Agreement.  Except as set forth on Section 4.5.2 of the NCB Disclosure Schedules, to the knowledge of NCB, there has not been any event or occurrence since January 1, 2007 that would result in a determination that NCB is not “well capitalized” and “well managed” as a matter of U.S. federal banking law, and there has been no notification or communication from any Governmental Entity (i) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

Section 4.6.                          Financial Statements.

4.6.1.           The financial statements of NCB at and for the years ended December 31, 2009 and 2008 (including the related notes, where applicable), as well as the financial statements of NCB at and for the seven-month period ended July 31, 2010 that have been provided to Berkshire Bancorp (including any notes thereto), (i) have been prepared from, and are in accordance with, the books and records of NCB, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of NCB for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of NCB have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.6.2.           NCB does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of NCB included in the financial statements of NCB at and for the seven-month period ended July 31, 2010 (including any notes thereto) that have been provided to Berkshire Bancorp and for liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2010 or in connection with this Agreement and the transactions contemplated hereby.

4.6.3.           Except as set forth on Section 4.6.3 of the NCB Disclosure Schedules, since December 31, 2009, (i) through the date hereof, neither NCB nor any of its Subsidiaries nor, to the knowledge of NCB, any director, officer, employee, auditor, accountant or representative of NCB has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of NCB or its respective internal accounting controls, including any material complaint, allegation, assertion or claim that NCB has engaged in questionable accounting or auditing practices, and (ii) no attorney representing NCB, whether or not employed by NCB, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by NCB or any of its officers, directors, employees or agents to the NCB Board or any committee thereof or to any director or officer of NCB.

Section 4.7.                          Broker’s Fees.  Neither NCB nor any of its officers, directors, employees, agents and representatives, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to ________ pursuant to agreement dated September __, 2009, a true, complete and correct copy of which has been previously delivered to Berkshire Bancorp.

Section 4.8.                          Absence of Certain Changes or Events.

4.8.1.           Except as set forth in the financial statements of NCB at and for the seven-month period ended July 31, 2010 that have been provided to Berkshire Bancorp, since December 31, 2009, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on NCB.

4.8.2.           Since December 31, 2009 through and including the date of this Agreement, NCB has carried on its respective business in all material respects in the ordinary course of business consistent with their past practice.

Section 4.9.                          Legal Proceedings.

4.9.1.           Except as disclosed on Section 4.9 of the NCB Disclosure Schedule, NCB is not a party to any, and there are no pending or, to the knowledge of NCB, threatened, legal, administrative, arbitration, mediation or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against NCB, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.  None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 4.9 of the NCB Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on NCB.

4.9.2.           There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated Pennsylvania commercial banks or their Subsidiaries) imposed upon NCB or the assets of NCB.

Section 4.10.                          Compliance with Applicable Law.  NCB holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied in all respects with and is not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to NCB.  NCB does not act as a fiduciary for any person, or administer any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 4.11.                          Certain Contracts.

4.11.1.          Except as disclosed on Section 4.11.1 of the NCB Disclosure Schedule, NCB is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Holdco, NCB, the Resulting Institution, or any of their respective Subsidiaries to any officer or employee of NCB thereof, (iii) that materially restricts the conduct of any line of business by NCB or, to the knowledge of NCB, upon consummation of the Merger or Bank Merger will materially restrict the ability of the Resulting Institution to engage in any line of business in which a bank holding company may lawfully engage, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement, or (vi) which is otherwise material.  Each contract, arrangement, commitment or understanding of the type described in this Section 4.11.1, whether or not set forth in the NCB Disclosure Schedule, is referred to as an “NCB Contract,” and NCB does not know of, and has not received notice of, any material violation of any NCB Contract by any of the other parties thereto.

Section 4.12.                          Reorganization; Approvals.  NCB (a) is not aware of any fact or circumstance, and has not taken or agreed to take any action, that could reasonably be expected to prevent the Merger or Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

Section 4.13.                          NCB Information.  The information relating to NCB that is provided by NCB or its representatives for inclusion in the Proxy Statement-Prospectus and Pending NCB Registration Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement-Prospectus relating to NCB and other portions within the reasonable control of NCB will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 4.14.                          Taxes.

4.14.1.                      All Tax Returns required to have been filed by or with respect to NCB or Holdco have been duly and timely filed, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon.  All Taxes owed by NCB or Holdco (whether or not shown on any Tax Return) have been timely paid.  NCB and Holdco have adequately provided for, in its books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.

4.14.2.                      There is no action, audit, dispute or claim now proposed, threatened or pending against, or with respect to, NCB or Holdco in respect of any Taxes.  Neither NCB nor Holdco is the beneficiary of any extension of time within which to file any Tax Return, nor has it requested such an extension.  No claim has ever been made by an authority in a jurisdiction where NCB or Holdco does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the stock or assets of NCB or Holdco with respect to Taxes.

4.14.3.                      NCB and Holdco have withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements

4.14.4.                      Section 4.14.4 of the NCB Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to NCB and Holdco for taxable periods ended on or after January 1, 2007, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  NCB and Holdco have delivered to Berkshire Bancorp correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by NCB or Holdco since January 1, 2007.  Neither NCB nor Holdco has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.14.5.                       Neither NCB nor Holdco has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Except as set forth on Section 4.14.5 of the NCB Disclosure Schedule, neither NCB nor Holdco has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code.  NCB and Holdco have never been a member of a Relevant Group.

4.14.6.                       Neither NCB nor Holdco has agreed to and is not required to make by reason of a change in accounting method and could not be required to make by reason of a proposed or threatened change in accounting method, any adjustment under Section 481(a) of the Code.  Neither NCB nor Holdco has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement.  Neither NCB nor Holdco is subject to any ruling from or agreement with any taxing authority.  NCB and Holdco have each disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Neither NCB nor Holdco has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

4.14.7.                      Except as set forth on Section 4.14.7 of the NCB Disclosure Schedule, neither NCB nor Holdco is a party to any Tax allocation or sharing agreement. Neither NCB nor Holdco has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.  Neither NCB nor Holdco is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

ARTICLE 5
Representations and Warranties of Berkshire Bancorp and Berkshire Bank

Berkshire Bancorp and Berkshire Bank have delivered a disclosure schedule (the “Berkshire Bancorp Disclosure Schedule”) to NCB in connection with the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to a disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 5 or to one or more of Berkshire Bancorp’s covenants contained herein.  For purposes of the Berkshire Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  Except as set forth on the Berkshire Bancorp Disclosure Schedule, Berkshire Bancorp hereby represents and warrants to NCB as follows:

Section 5.1.                          Corporate Organization.

5.1.1.           Berkshire Bancorp is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Berkshire Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in such jurisdictions where to failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.

5.1.2.           Berkshire Bancorp is duly registered as a bank holding company under the BHC Act.  True, complete and correct copies of the Articles of Incorporation of Berkshire Bancorp, as amended (the “Berkshire Bancorp Articles”) and Bylaws of Berkshire Bancorp (the “Berkshire Bancorp Bylaws”), as in effect as of the date of this Agreement, have previously been made available to NCB.

5.1.3.           Each Berkshire Bancorp Subsidiary, including Berkshire Bank, (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.  True, complete and correct copies of the Articles of Incorporation of Berkshire Bank, as amended (the “Berkshire Bank Articles”) and Bylaws of Berkshire Bank (the “Berkshire Bank Bylaws”), as in effect as of the date of this Agreement, have previously been made available to NCB.  As used in this Agreement, the word “Subsidiary,” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Berkshire Bancorp Subsidiary” shall mean any direct or indirect Subsidiary of Berkshire Bancorp.

5.1.4.           The deposit accounts of Berkshire Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

Section 5.2.                          Capitalization.

5.2.1.           The authorized capital stock of Berkshire Bancorp consists of:  (i)  10,000,000 shares of Common Stock, par value $1.00 per share, of which 3,876,063 shares were issued and outstanding; (ii) 10,000,000 shares of preferred stock consisting of (A) its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share (the “Berkshire TARP Shares Series A”), of which 2,892 shares are issued and outstanding; (B) Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation preference $1,000 per share (the “Berkshire TARP Shares Series B”), of which 145 shares are issued and outstanding; and (C) Series C Preferred Stock of which 50 shares are issued and outstanding.  The Berkshire TARP Shares Series A and Berkshire TARP Shares Series B are sometimes collectively referred to herein as the “Berkshire TARP Shares.”  No Berkshire Bancorp Shares are reserved for issuance.  All of the issued and outstanding Berkshire Bancorp Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no Voting Debt of Berkshire Bancorp is issued or outstanding.  Section 5.2.1 of the Berkshire Bancorp Disclosure Schedule sets forth any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any Berkshire Bancorp Shares, Voting Debt of Berkshire Bancorp or any other equity securities of Berkshire Bancorp or any securities representing the right to purchase or otherwise receive any Berkshire Bancorp Shares, Voting Debt of Berkshire Bancorp or other equity securities of Berkshire Bancorp.

5.2.2.           The authorized capital stock of Berkshire Bank consists of 10,000,000 shares of Berkshire Bank Common Stock, of which, as of the date of this Agreement, 1,706,998 shares were issued and outstanding.  As of the date of this Agreement, no shares of Berkshire Bank Common Stock were reserved for issuance.  All of the issued and outstanding shares of Berkshire Bank Common Stock have been duly authorized and validly issued and are fully paid, and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, Berkshire Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Berkshire Bank Common Stock or any other equity securities of Berkshire Bank or any securities representing the right to purchase or otherwise receive any shares of Berkshire Bank Common Stock or other equity securities of Berkshire Bank.

5.2.3.           All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Berkshire Bancorp are owned by Berkshire Bancorp, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights.

5.2.4.           Section 5.2.4 of the Berkshire Bancorp Disclosure Schedule sets forth Berkshire Bancorp’s capital stock, equity interest or other direct or indirect ownership interest in any person, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

Section 5.3.                          Authority; No Violation.

5.3.1.           Each of Berkshire Bancorp and Berkshire Bank has requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of Berkshire Bancorp and Berkshire Bank, and by Berkshire Bancorp as the sole shareholder of Berkshire Bank, and no other corporate proceedings on the part of Berkshire Bancorp or Berkshire Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  The Berkshire Bancorp Board and Berkshire Bank Board have each determined that the Merger and Bank Merger, respectively, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of it and its shareholders.  This Agreement has been duly and validly executed and delivered by each of Berkshire Bancorp and Berkshire Bank and (assuming due authorization, execution and delivery by NCB) constitutes the valid and binding obligations of each of Berkshire Bancorp and Berkshire Bank, enforceable against each of them in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

5.3.2.           Except as provided on Section 5.3.2 of the Berkshire Bancorp Disclosure Schedules, neither the execution and delivery of this Agreement by Berkshire Bancorp or Berkshire Bank, nor the consummation by Berkshire Bancorp or Berkshire Bank of the transactions contemplated hereby, nor compliance by Berkshire Bancorp or Berkshire Bank with any of the terms or provisions of this Agreement, will (i) violate any provision of the Berkshire Bancorp Articles, Berkshire Bancorp Bylaws, Berkshire Bank Articles or Berkshire Bank Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Berkshire Bancorp, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Berkshire Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Berkshire Bancorp or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

Section 5.4.                          Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the FDIC, the Pennsylvania Department of Banking and the Federal Reserve Board and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the SEC of the Proxy Statement-Prospectus and the filing and declaration of effectiveness of Pending NCB Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania after approval by the Pennsylvania Department of Banking pursuant to the Banking Code, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Holdco Shares pursuant to this Agreement, and (h) approval of the U.S. Treasury to repay the Berkshire Tarp Shares, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Berkshire Bancorp or Berkshire Bank of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Berkshire Bancorp or Berkshire Bank of this Agreement.

Section 5.5.                          Reports; Regulatory Matters.

5.5.1.           Except as set forth on Section 5.5.1 of the Berkshire Bancorp Disclosure Schedule, Berkshire Bancorp and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2007, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Berkshire Bancorp and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2007 or has pending any proceeding, enforcement action or, to the knowledge of Berkshire Bancorp, investigation into the business, disclosures or operations of Berkshire Bancorp or any of its Subsidiaries.  Since January 1, 2007, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Berkshire Bancorp, investigation into the business, disclosures or operations of Berkshire Bancorp or any of its Subsidiaries.  Since January 1, 2007, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Berkshire Bancorp or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Berkshire Bancorp’s ordinary course of business).

5.5.2.           Except as set forth on Section 5.5.2 of the Berkshire Bancorp Disclosure Schedule, neither Berkshire Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2007 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2007 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries

(each, a “Berkshire Bancorp Regulatory Agreement”), nor has Berkshire Bancorp or any of its Subsidiaries been advised since January 1, 2007 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Berkshire Bancorp Regulatory Agreement. Except as set forth on Section 5.5.2 of the Berkshire Bancorp Disclosure Schedules, to the knowledge of Berkshire Bancorp and Berkshire Bank, there has not been any event or occurrence since January 1, 2007 that would result in a determination that Berkshire Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking law, and there has been no notification or communication from any Governmental Entity (i) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

Section 5.6.                          Financial Statements.

5.6.1.           The consolidated financial statements of Berkshire Bancorp and Berkshire Bank at and for the years ended December 31, 2009 and 2008 (including the related notes, where applicable), as well as the consolidated financial statements of Berkshire Bancorp and Berkshire Bank at and for the seven-month period ended July 31, 2010 that have been provided to NCB (including any notes thereto), (i) have been prepared from, and are in accordance with, the books and records of Berkshire Bancorp and Berkshire Bank (as applicable), (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Berkshire Bancorp and Berkshire Bank, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Berkshire Bancorp and Berkshire Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

5.6.2.           Neither Berkshire Bancorp nor Berkshire Bank has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Berkshire Bancorp included in the consolidated financial statements of Berkshire Bancorp at and for the seven-month period ended July 31, 2010 (including any notes thereto) that have been provided to NCB and for liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2010 or in connection with this Agreement and the transactions contemplated hereby.

5.6.3.            Except as provided on Section 5.3.2 of the Berkshire Bancorp Disclosure Schedules, since December 31, 2009, (i) through the date hereof, neither Berkshire Bancorp nor any of its Subsidiaries nor, to the knowledge of Berkshire Bancorp, any director, officer, employee, auditor, accountant or representative of Berkshire Bancorp has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Berkshire Bancorp or its respective internal accounting controls, including any material complaint, allegation, assertion or claim that Berkshire Bancorp has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Berkshire Bancorp, whether or not employed by Berkshire Bancorp, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Berkshire Bancorp, Berkshire Bank, any Subsidiary of either of them, or any of its officers, directors, employees or agents to the Berkshire Bancorp or Berkshire Bank board of directors or any committee thereof or to any director or executive officer of Berkshire Bancorp or Berkshire Bank.

Section 5.7.                          Broker’s Fees.  Neither Berkshire Bancorp nor any Berkshire Bancorp Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, the Bank Merger or related transactions contemplated by this Agreement, other than to Commonwealth Advisors pursuant to agreement dated July 1, 2010, a true, complete and correct copy of which has been previously delivered to NCB.

Section 5.8.                          Absence of Certain Changes or Events.

5.8.1.           Except as set forth on Section 5.8.1 of the Berkshire Bancorp Disclosure Schedule and as reflected in the July 31, 2010 financial statements, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Berkshire Bancorp or Berkshire Bank.

5.8.2.            Since December 31, 2009 through and including the date of this Agreement, Berkshire Bancorp and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

5.8.3.           Except as set forth on Section 5.8.3 of the Berkshire Bancorp Disclosure Schedule, since December 31, 2009, neither Berkshire Bancorp nor Berkshire Bank has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 2009, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 5.8 of the Berkshire Bancorp Disclosure Schedule, as in effect as of the date hereof), or paid any bonus, (ii) granted any stock appreciation rights or options to purchase Berkshire Bancorp Shares, any restricted Berkshire Bancorp Shares or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii) changed any accounting methods, principles or practices of Berkshire Bancorp or Berkshire Bank affecting its or their assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Berkshire Bancorp Common Stock, other than customary dividends, (vi) effected or authorized any issuance, split, combination or reclassification of Berkshire Bancorp Common Stock, (vii) to the Knowledge of Berkshire Bancorp, taken or omitted to take any action, the taking or omission of which violated or violates any provision of the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009 (“ARRA”) or the regulations or statements of policy adopted under either of such acts, or (vii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 5.9.                          Legal Proceedings.

5.9.1.           Except as set forth on Section 5.9.1 of the Berkshire Bancorp Disclosure Schedule, none of Berkshire Bancorp or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Berkshire Bancorp’s knowledge, threatened, material legal, administrative, arbitration, mediation or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Berkshire Bancorp or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.  None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 5.9.1 of the Berkshire Bancorp Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Berkshire Bancorp or any of its Subsidiaries.

5.9.2.           There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Berkshire Bancorp, any of its Subsidiaries or the assets of Berkshire Bancorp or any of its Subsidiaries.

Section 5.10.                          Taxes.

5.10.1.           All Tax Returns required to have been filed by or with respect to Berkshire Bancorp or Berkshire Bank have been duly and timely filed, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon.  All Taxes owed by Berkshire Bancorp and Berkshire Bank (whether or not shown on any Tax Return) have been timely paid.  Berkshire Bancorp and Berkshire Bank have adequately provided for, in its books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.

5.10.2.           There is no action, audit, dispute or claim now proposed, threatened or pending against, or with respect to, Berkshire Bancorp or Berkshire Bank in respect of any Taxes.  Neither Berkshire Bancorp nor Berkshire Bank is the beneficiary of any extension of time within which to file any Tax Return, nor has it requested such an extension.  No claim has ever been made by an authority in a jurisdiction where Berkshire Bancorp or Berkshire Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the stock or assets of Berkshire Bancorp or Berkshire Bank with respect to Taxes.

5.10.3.            Berkshire Bancorp and Berkshire Bank have withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements

5.10.4.            Section 5.10.4 of the Berkshire Bancorp Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Berkshire Bancorp and Berkshire Bank for taxable periods ended on or after January 1, 2007, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Berkshire Bancorp and Berkshire Bank have delivered to NCB correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Berkshire Bancorp or Berkshire Bank since January 1, 2007.  Neither Berkshire Bancorp nor Berkshire Bank has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

5.10.5.                       Except as provided on Section 5.10.5 of the Berkshire Bancorp Disclosure Schedules, neither Berkshire Bancorp nor Berkshire Bank has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Except as set forth on Section 5.10.5 of the Berkshire Bancorp Disclosure Schedule, neither Berkshire Bancorp nor Berkshire Bank has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code.  Berkshire Bancorp and Berkshire Bank have never been a member of a Relevant Group.

5.10.6.                       Neither Berkshire Bancorp nor Berkshire Bank has agreed to and is not required to make by reason of a change in accounting method and could not be required to make by reason of a proposed or threatened change in accounting method, any adjustment under Section 481(a) of the Code.  Neither Berkshire Bancorp nor Berkshire Bank has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement.  Neither Berkshire Bancorp nor Berkshire Bank is subject to any ruling from or agreement with any taxing authority.  Berkshire Bancorp and Berkshire Bank have each disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Neither Berkshire Bancorp nor Berkshire Bank has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

5.10.7.                      Except as set forth on Section 5.10.7 of the Berkshire Bancorp Disclosure Schedule, neither Berkshire Bancorp nor Berkshire Bank is a party to any Tax allocation or sharing agreement. Neither Berkshire Bancorp nor Berkshire Bank has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.  Neither Berkshire Bancorp nor Berkshire Bank is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

5.10.8.                      Neither Berkshire Bancorp nor Berkshire Bank will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or prepaid amount received on or prior to the Closing Date.  There is no power of attorney in force with respect to Taxes with respect to Berkshire Bancorp or Berkshire Bank.

5.10.9.                      The amount of the bad debt reserve of Berkshire Bank that must be recaptured for federal income Tax purposes as a result of the Merger and Bank Merger is $163,450.

5.10.10.                    Except as set forth on Section 5.10.10 of the Berkshire Bancorp Disclosure Schedule, Berkshire Bancorp has no equity interest in any corporation, partnership, limited liability company, trust or other entity.

Section 5.11.                          Employee Matters.

5.11.1.                      Section 5.11.1 of the Berkshire Bancorp Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Berkshire Bancorp or Berkshire Bank or any of its ERISA Affiliates, for the benefit of any employee or former employee, director or consultant of Berkshire Bancorp or Berkshire Bank or with respect to which Berkshire Bancorp or Berkshire Bank has any liability or obligation, contingent or otherwise (the “Berkshire Plans”), whether or not subject to ERISA.

5.11.2.                      Berkshire Bancorp and Berkshire Bank have heretofore made available to NCB with respect to each of the Berkshire Plans true and correct copies of each of the following documents, if applicable: (i) the Berkshire Plan document and any amendment thereto (or if there is no Berkshire Plan document, a summary of the material terms of the Berkshire Plan); (ii) any related trust or other funding vehicle; (iii) the actuarial report and annual report for such Berkshire Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Berkshire Plan, and (v) the most recent summary plan description and related summaries of material modifications.

5.11.3.                      Except as may be set forth in Section 5.11.3 of the Berkshire Bancorp Disclosure Schedule and to the Knowledge of Berkshire Bancorp and Berkshire Bank:

(a)           each of the Berkshire Plans has been established and has at all times been operated and administered in material compliance with the applicable law, including the Code and ERISA;

(b)           there is no material liability relating to the Berkshire Plans (with materiality determined with respect to the Berkshire Plans in the aggregate) that has not been disclosed on Berkshire Bancorp’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements and such liability with respect to any Berkshire Plan will not materially increase as a result of the Merger and the Bank Merger;

(c)           with respect to each of the Berkshire Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, Berkshire Bancorp has received a favorable determination or opinion letter from the IRS, and, to Berkshire Bancorp’s knowledge, no event has occurred that would reasonably be expected to affect such determination or opinion and each of the Berkshire Plans has been timely amended to comply with current laws and regulations (or time remains to make such amendments under Section 401(b) of the Code or other similar statutory, regulatory or administrative relief);

(d)           Berkshire Bancorp and its ERISA Affiliates do not sponsor, participate in or contribute to, and have not in the past sponsored, participated in or contributed to, and have no current or contingent obligation with respect to: (1) any defined benefit pension plan subject to Title IV of ERISA, (2) any multiemployer Plan (as defined in Section 3(37) of ERISA), (3) any plan or arrangement that provides medical benefits, life insurance benefits or other welfare benefits following cessation of employment, except to the extent required by the continuation coverage requirements of part 6 of Title I of ERISA (“COBRA”) or any similar state law or (4) any “welfare benefit fund” (within the meaning of Section 419 of the Code), and for purposes of this Agreement, “ERISA Affiliate” shall mean all persons that are treated as being a single employer with Berkshire Bancorp or any affiliate under Code Section 414(b), (c), (m), or (o);

(e)           Neither Berkshire Bancorp nor Berkshire Bank has incurred any liability for any Tax (including any excise tax) or penalty with respect to any Berkshire Plan, and no event has occurred and no circumstance exists or has existed that could reasonably be expected to give rise to the imposition of any such Tax or penalty;

(f)           to Berkshire Bancorp’s knowledge, no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA has occurred that could result in any material liability, direct or indirect, for Berkshire Bancorp or Berkshire Bank or any of its ERISA Affiliates or any shareholder, officer, director or employee of Berkshire Bancorp or Berkshire Bank or an ERISA Affiliate;

(g)           each Berkshire Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all material requirements of ERISA and section 4980B of the Code;

(h)           all amounts that Berkshire Bancorp and Berkshire Bank and its ERISA Affiliates are required to pay as contributions to each of the Berkshire Plans have been paid or properly accrued and fully deducted by Berkshire Bancorp and Berkshire Bank for federal income tax purposes;

(i)           all benefits accrued under any funded or unfunded Berkshire Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to Berkshire Plans have been transferred to the appropriate Berkshire Plan or otherwise applied to pay premiums or benefits in a timely manner as required by applicable law;

(j)           except as specifically described in this Agreement, the execution of and performance of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) result in: (i) any payment to or acceleration, vesting or increase in the rights of any current or former service provider of Berkshire Bancorp or Berkshire Bank, or (ii) any “excess parachute payment” (as defined in Section 280G of the Code) to any person;

(k)           there are no pending or, to the knowledge of Berkshire Bancorp and Berkshire Bank, threatened or anticipated (i) claims (other than routine claims for benefits) by, on behalf of or against any of the Berkshire Plans or any trusts related thereto, or (ii) any audit or investigation by any Governmental Entity with respect to a Berkshire Plan;

(l)           each Berkshire Plan that is subject to Section 409A of the Code has been maintained and operated in good faith based on the regulations promulgated by the IRS and related IRS guidance issued with respect to Section 409A of the Code and has been timely amended in accordance therewith;

(m)           all persons classified by Berkshire Bancorp or Berkshire Bank or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; and Berkshire Bancorp and Berkshire Bank and its ERISA Affiliates have fully and accurately reported their compensation on IRS Forms 1099 when required to do so;

(n)           no individuals are currently providing services to Berkshire Bancorp or Berkshire Bank or its ERISA Affiliates pursuant to an employee leasing agreement or similar type of arrangement, nor is Berkshire Bancorp or Berkshire Bank or its ERISA Affiliates party to any such arrangement; and

(o)            each Berkshire Plan may be amended or terminated at any time determined by Berkshire Bancorp or Berkshire Bank in its sole discretion without the consent of any third party.

Section 5.12.                          Compliance with Applicable Law.  Except as set forth on Section 5.12 of the Berkshire Bancorp Disclosure Schedule, Berkshire Bancorp and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Berkshire Bancorp or any of its Subsidiaries.  Since the enactment of the Sarbanes-Oxley Act, Berkshire Bancorp has been and is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to Berkshire Bancorp.  Section 5.12 of the Berkshire Bancorp Disclosure Schedule sets forth a schedule of all officers and directors of Berkshire Bancorp and Berkshire Bank who have outstanding loans from Berkshire Bancorp or Berkshire Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

Section 5.13.                          Certain Contracts.

5.13.1.                      Except as disclosed on Section 5.13.1 of the Berkshire Bancorp Disclosure Schedule, neither Berkshire Bancorp nor Berkshire Bank is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Berkshire Bancorp, Holdco, NCB, the Resulting Institution, or any of their respective Subsidiaries to any officer or employee of Berkshire Bancorp or Berkshire Bank, (iii) that materially restricts the conduct of any line of business by Berkshire Bancorp or Berkshire Bank or, to the knowledge of Berkshire Bancorp or Berkshire Bank, upon consummation of the Merger and Bank Merger will materially restrict the ability of the Resulting Institution to engage in any line of business in which a bank holding company may lawfully engage, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement, or (vi) which is otherwise material.  Each contract, arrangement, commitment or understanding of the type described in this Section 5.13.1, whether or not set forth in the Berkshire Bancorp Disclosure Schedule, is referred to as an “Berkshire Contract,” and Berkshire Bancorp and Berkshire Bank do not know of, and has not received notice of, any material violation of any Berkshire Contract by any of the other parties thereto.

5.13.2.                      (i) Each Berkshire Contract is valid and binding on Berkshire Bancorp or Berkshire Bank and is in full force and effect, (ii) Berkshire Bancorp and Berkshire Bank have in all material respects performed all obligations required to be performed by it to date under each Berkshire Contract except as restricted by federal regulators and (iii) except as set forth on Section 5.13.2 of the Berkshire Bancorp Disclosure Schedule, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Berkshire Bancorp or Berkshire Bank under any such Berkshire Contract.

Section 5.14.                          Risk Management Instruments.

5.14.1.                      “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

5.14.2.                      All Derivative Transactions, whether entered into for the account of Berkshire Bancorp or Berkshire Bank or for the account of a customer of Berkshire Bancorp or Berkshire Bank, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Berkshire Bancorp or Berkshire Bank, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are legal, valid and binding obligations of Berkshire Bancorp or Berkshire Bank enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect.  Berkshire Bancorp and Berkshire Bank have duly performed its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Berkshire Bancorp and Berkshire Bank’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 5.15.                          Investment Securities and Commodities.

5.15.1.                      Except as would not reasonably be expected to have a Material Adverse Effect on Berkshire Bancorp or Berkshire Bank, Berkshire Bancorp and Berkshire Bank have good title to all securities and commodities owned by each of them respectively (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Berkshire Bancorp or Berkshire Bank.  Such securities and commodities are valued on the books of Berkshire Bancorp and Berkshire Bank in accordance with GAAP in all material respects.

5.15.2.                      Berkshire Bancorp and Berkshire Bank and their business employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Berkshire Bancorp and Berkshire Bank believe are prudent and reasonable in the context of such business.  Before the date hereof, Berkshire Bancorp and Berkshire Bank have made available to NCB in writing its material Policies, Practices and Procedures.

Section 5.16.                          Property.  Each of Berkshire Bancorp and Berkshire Bank (a) has fee simple title to all its Real Property, free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Berkshire Bancorp and Berkshire Bank on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as conducted by Berkshire Bancorp and Berkshire Bank on the date hereof (collectively, “Permitted Encumbrances”).  Neither Berkshire Bancorp nor Berkshire Bank is a lessor or lessee under any real property Lease.  The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted.  There are no pending or, to the knowledge of Berkshire Bancorp and Berkshire Bank, threatened condemnation proceedings against the Real Property.  Each of Berkshire Bancorp and Berkshire Bank is in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.  Each of Berkshire Bancorp and Berkshire Bank currently maintains (or causes to be maintained) insurance on all its property, including the Real Property in amounts, scope and coverage reasonably necessary for its operations.  Neither Berkshire Bancorp nor Berkshire Bank has received any written notice of termination, nonrenewal or premium adjustment for such policies.

Section 5.17.                          Intellectual Property.  Each of Berkshire Bancorp and Berkshire Bank owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted.  The use of any Intellectual Property by Berkshire Bancorp and Berkshire Bank does not, to the knowledge of Berkshire Bancorp and Berkshire Bank, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Berkshire Bancorp and Berkshire Bank acquired the right to use any Intellectual Property.  To Berkshire Bancorp and Berkshire Bank’s knowledge, no person is challenging, infringing on or otherwise violating any right of Berkshire Bancorp or Berkshire Bank with respect to any Intellectual Property owned by and/or licensed to Berkshire Bancorp or Berkshire Bank.  Neither Berkshire Bancorp nor Berkshire Bank has received any written notice of any pending claim with respect to any Intellectual Property used by Berkshire Bancorp or Berkshire Bank and, to Berkshire Bancorp and Berkshire Bank’s knowledge, no Intellectual Property owned and/or licensed by Berkshire Bancorp or Berkshire Bank is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

Section 5.18.                          Environmental Liability.  There are no legal, administrative, arbitration, mediation or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Berkshire Bancorp or Berkshire Bank arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance (collectively,

“Environmental Laws”), including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Berkshire Bancorp and Berkshire Bank, threatened against Berkshire Bancorp or Berkshire Bank.  To the knowledge of Berkshire Bancorp and Berkshire Bank, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of Berkshire Bancorp or Berkshire Bank.  Neither Berkshire Bancorp nor Berkshire Bank is  subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.  Each of Berkshire Bancorp and Berkshire Bank is and has been, and all properties foreclosed upon by Berkshire Bancorp or Berkshire Bank are, in compliance with all applicable Environmental Laws.

Section 5.19.                          Personal Property Leases.  Section 5.19 of the Berkshire Bancorp Disclosure Schedule sets forth a list of each personal property lease involving annual payments in excess of $100,000 to which Berkshire Bancorp or Berkshire Bank is a party (each, a “Personal Property Lease”).  Each Personal Property Lease is valid and binding on Berkshire Bancorp or Berkshire Bank and is in full force and effect.  Each of Berkshire Bancorp and Berkshire Bank has performed, in all material respects, all obligations required to be performed by it to date under each Personal Property Lease.  Neither Berkshire Bancorp nor Berkshire Bank is in material default under any Personal Property Lease beyond any applicable notice and cure period.

Section 5.20.                          Securitizations.  Neither Berkshire Bancorp nor Berkshire Bank is a party to any agreement pursuant to which it has securitized any of its assets.

Section 5.21.                          Reorganization; Approvals.  Berkshire Bancorp (a) is not aware of any fact or circumstance, and has not taken or agreed to take any actions, that could reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

Section 5.22.                          Opinion.  Before the execution of this Agreement, the Berkshire Bancorp board of directors has received an opinion from Commonwealth Advisors LLC to the effect that as of the date thereof and based upon and subject to the assumptions, qualifications and other matters set forth therein, the Merger Consideration is fair to Berkshire Bancorp and its shareholders from a financial point of view.  A copy of such opinion shall be delivered to Holdco and NCB within 10 days of Berkshire Bancorp’s receipt thereof.  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 5.23.                          Berkshire Bancorp Information.  The information relating to Berkshire Bancorp and its Subsidiaries that is provided by Berkshire Bancorp or its representatives for inclusion in the Proxy Statement-Prospectus and Pending NCB

Registration Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement-Prospectus relating to Berkshire Bancorp and other portions within the reasonable control of Berkshire Bancorp will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 5.24.                          State Takeover Law.  The Berkshire Bancorp and Berkshire Bank boards of directors have approved the transactions contemplated by this Agreement such that no “moratorium,” “control share,” “fair price,” “business combination” or other anti-takeover laws are applicable to the Merger, the Bank Merger or any transactions contemplated therein.

Section 5.25.                           Loan Portfolio.

5.25.1.                      Berkshire Bank has made available to NCB a listing, as of July 31, 2010, of the following: (i) each borrower, customer or other party which has notified Berkshire Bank during the past 12 months of, or has asserted against Berkshire Bank, in each case in writing, any “lender liability” or similar claim; (ii) (A) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and interest-bearing assets) payable to Berkshire Bank (each, a “Loan” and collectively, the “Loans”), other than “nonaccrual” Loans, (B) the aggregate outstanding principal amount of all “nonaccrual” Loans, (C) a summary of all Loans designated as of such date by either Berkshire Bank or Berkshire Bancorp, its accountants (whether internal or external) or its auditors (whether internal or external) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, including the aggregate principal amount of such Loans and the amount of specific reserves with respect to all such Loans, (D) any Loan where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loan is less than 90 days past due, (E) any Loan where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay and (F) any Loan where a specific reserve allocation exists in connection therewith; and (iii) all other assets classified by Berkshire Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  Since July 31, 2010, no Loans have been designated by either Berkshire Bank or Berkshire Bancorp, its accountants (whether internal or external) or its auditors (whether internal or external) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, except for such Loans that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Berkshire Bank or Berkshire Bancorp.

5.25.2.                      Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens in favor of Berkshire Bank that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).  All Loans originated by Berkshire Bank, and all such Loans purchased by Berkshire Bank, were made or purchased in accordance with customary lending standards.  All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Berkshire Bank has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

5.25.3.                      Except as disclosed in the financial statements of Berkshire Bancorp at and for the seven-month period ended July 31, 2010 that have been provided to NCB, since December 31, 2009, neither Berkshire Bank nor Berkshire Bancorp has incurred any unusual or extraordinary loan losses which are material to Berkshire Bank or Berkshire Bancorp; to Berkshire Bancorp and Berkshire Bank’s knowledge and in light of its historical loan loss experiences and its managements’ analyses of the quality and performance of its loan portfolios, as of July 31, 2010, its reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management of Berkshire Bancorp and Berkshire Bank’s continuing review and evaluation of the loan portfolio and their judgment as to the impact of economic conditions on the portfolio.

Section 5.26.                          Internal Controls.  The records, systems, controls, data and information of Berkshire Bancorp and Berkshire Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Berkshire Bancorp or Berkshire Bank, respectively, or their accountants (including all means of access thereto and therefrom).  Since December 31, 2007, Berkshire Bancorp and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 5.27.                           U.S. Treasury Capital Purchase Program.  On June 12, 2009, Berkshire Bancorp closed on the issuance of $2,892,000 in liquidation amount of its Berkshire TARP Shares Series A together with a warrant (the “TARP Warrant”) for the purchase of an additional $145,000 in liquidation amount of Berkshire TARP Shares Series B to the United States Treasury Department (“UST”) under the UST's Capital Purchase Program (the “Capital Purchase Program”), for a total consideration of $2,892,145 and liquidation amount of $3,037,000, plus any unpaid dividends.  Except as set forth on Section 5.27 of the Berkshire Bancorp Disclosure Schedule, Berkshire Bancorp and Berkshire Bank are in compliance with all statutory, regulatory and contractual requirements applicable to them in connection with their participation in the Capital Purchase Program.

Section 5.28.                          Intentionally omitted.

Section 5.29.                          Certain Matters Relating to Berkshire Bancorp Shareholders.

5.29.1.                      Approval of the Merger and approval and adoption of this Agreement by Berkshire Bancorp shareholders will not require the affirmative vote of more than 66 2/3% (assuming the prior approval of 75% of the members of the Berkshire board of directors) of the votes cast on the matter by all holders of shares of Berkshire Bancorp Common Stock that are entitled to vote thereon.

ARTICLE 6
Covenants Relating to Conduct of Business

Section 6.1.                          Conduct of Berkshire Bancorp's and Berkshire Bank’s Business Before the Effective Time.  Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of NCB, during the period from the date of this Agreement to the Effective Time, each of Berkshire Bancorp and Berkshire Bank shall:

6.1.1.           conduct its business in the ordinary course in all material respects;

6.1.2.           use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

6.1.3.           take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Holdco, NCB or Berkshire Bancorp to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

6.1.4.            at all times comply with all statutory, regulatory and contractual requirements applicable to them in connection with their participation in the Capital Purchase Program, and deliver immediately to NCB true and complete copies of all notice and other communications given or received by either of them with respect to the Capital Purchase Program or compliance or alleged noncompliance by either of this with its requirements, the TARP Preferred, the TARP Warrant Preferred or the TARP Warrant or any agreement relating to any of the foregoing.

Section 6.2.                          Berkshire Bancorp and Berkshire Bank Forbearances.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, neither Berkshire Bancorp nor Berkshire Bank shall, without the prior written consent of NCB or at the request of a Regulatory Agency or Government Entity (provided that prior to taking any action requested by a Regulatory Agency or Government Entity, Berkshire Bancorp and Berkshire Bank shall first notify NCB and consult with NCB as to possible resolutions of the issue raised by the Regulatory Agency or Government Entity):

6.2.1.           other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, purchases of brokered certificates of deposit, sales of certificates of deposit and entering into repurchase agreements);

6.2.2.           (i) adjust, split, combine or reclassify any of its capital stock; (ii) except to repay the Tarp Shares, make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (provided that nothing herein shall be deemed to limit the ability of Berkshire Bancorp and Berkshire Bank to make intercompany transfers of up to $1,000,000 in the aggregate of newly invested capital received from third parties); (iii) grant any stock options, restricted shares or other equity-based award with respect to Berkshire Bancorp Shares or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue any additional shares of capital stock or other securities, except as provided on Section 6.2.2 of the Berkshire Bancorp Disclosure Schedule;

6.2.3.           except (A) as required by applicable law (including, without limitation, Section 409A of the Code), (B) the terms of any Berkshire Plan as in effect on the date of this Agreement, or (C) as described on Section 6.2.3 of the Berkshire Bancorp Disclosure Schedule (i) increase the wages, salaries, incentive compensation or incentive compensation opportunities of any officer, director or employee of Berkshire Bancorp or Berkshire Bank, or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any officer, director or employee of Berkshire Bancorp or Berkshire Bank, excepting (only with respect to employees who are not executive officers or directors) normal increases made in the ordinary course of business consistent with past practices; (ii) pay any bonus other than bonuses to employees who are not executive officers or directors made in the ordinary course of business and consistent with past practices or (iii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any Berkshire Plan;

6.2.4.           sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than in the ordinary course of business consistent with past practice, or cancel, release, assign or enter into a forbearance agreement with respect to any amount of indebtedness in excess of $[100,000], except as requested or required by any Regulatory Agency or Government Entity (provided that prior to taking such action requested or required by such Regulatory Agency or Government Entity, Berkshire Bancorp and Berkshire Bank shall first notify NCB and consult with NCB as to the requested or required action);

6.2.5.           enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

6.2.6.           (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets or make any investments which would be material, individually or in the aggregate, to Berkshire Bancorp or Berkshire Bank, other than in connection with foreclosures and settlements in lieu of foreclosure in the ordinary course of business consistent with prudent banking practices or in accordance with Section 9.1.7 or (ii) open, close, sell or acquire any branches;

6.2.7.           take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

6.2.8.           amend the Berkshire Bancorp Articles, the Berkshire Bancorp Bylaws, the Berkshire Bank Articles or Berkshire Bank Bylaws, or otherwise take any action to exempt any person (other than NCB or its Subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

6.2.9.           restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

6.2.10.         except in accordance with commitments issued prior to the date hereof which have not expired, which commitments are described in Section 6.2.10 of the Berkshire Bancorp Disclosure Schedule, renew any existing loan or credit facility, or extend any new loan or credit facility, in an amount in excess of $500,000;

6.2.11.          except in furtherance of loan collection efforts in the ordinary course, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $100,000 or subjecting Berkshire Bancorp or Berkshire Bank to any material restrictions on its current or future business or operations (including the future business and operations of the Resulting Institution);

6.2.12.          take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

6.2.13.           implement or adopt any change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

6.2.14.           (i) file any Tax Return other than in the ordinary course of business, amend any Tax Return, make any change in any method of Tax or financial accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make, revoke or change any Tax election, enter into any closing agreements, settle or compromise any Tax liability, (ii) surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Berkshire Bancorp or Berkshire Bank or Holdco, or (iii) take any other action, if such action would have the effect of increasing the Tax liability of NCB, Berkshire Bancorp, Berkshire Bank, Holdco or any of their Subsidiaries for any period ending after the Effective Time or decreasing any Tax attribute of NCB existing at the Effective Time;

6.2.15.                      except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any Berkshire Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

6.2.16.                      take any action that would reasonably be expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transaction, contemplated hereby;

6.2.17.                      fail to comply with the terms of any regulatory orders issued by any Governmental Entity;

6.2.18.                      make capital expenditures other than in the ordinary and usual course of business consistent with past practice;

6.2.19.                      file any application to establish, or relocate or terminate the operations of, any banking office of Berkshire Bancorp or Berkshire Bank; or

6.2.20.                      agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2.

6.2.21.                      not redeem or cancel any TARP Preferred, or TARP Warrant Preferred, or any TARP Warrant, or agree to any modification of the terms of any TARP Preferred, TARP Warrant Preferred or TARP Warrant, or any agreement relating to any of the foregoing, nor issue any additional TARP Preferred, TARP Warrant Preferred or TARP Warrant, other than in accordance with Section 7.13 hereof.

Section 6.3.                          NCB Covenants.  Except as expressly permitted by this Agreement or with the prior written consent of Berkshire Bancorp, during the period from the date of this Agreement to the Effective Time, NCB shall not, and shall not permit any of its Subsidiaries to, (i) amend, repeal or otherwise modify any provision of the NCB Articles or NCB Bylaws in a manner that would adversely effect, the shareholders of either NCB or Berkshire Bancorp or the transactions contemplated by this Agreement; (ii) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (iii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 8 not being satisfied; (iv) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated hereby; (v) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect; or (vi) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7
Additional Agreements

Section 7.1.                          Registration Statement; Proxy Statement-Prospectus.

7.1.1.           For the purposes (x) of registering the Holdco Common Stock to be offered to holders of Berkshire Bancorp Shares in connection with the Merger with the SEC under the Securities Act and (y) of holding the NCB Shareholder Meeting and Berkshire Shareholder Meeting, Berkshire Bancorp and NCB shall jointly draft and prepare Pending NCB Registration Statement, including a proxy statement of NCB, proxy statement of Berkshire Bancorp and prospectus of Holdco satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the NCB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  Each of Berkshire Bancorp and NCB shall use their reasonable best efforts to have Pending NCB Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders.  Holdco shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Berkshire Bancorp shall furnish all information concerning Berkshire Bancorp and the holders of Berkshire Bancorp Common Stock as may be reasonably requested in connection with any such action.

7.1.2.           Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC.  No filing of Pending NCB Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise Pending NCB Registration Statement.  Each of Berkshire Bancorp and NCB agrees to use all reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Berkshire Common Stock and NCB Common Stock at the earliest practicable time.

7.1.3.           Berkshire Bancorp and NCB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or Pending NCB Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Berkshire Bancorp shall cooperate with NCB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and NCB or Holdco shall cause to be filed an amended Registration Statement with the SEC, and each party shall mail an amended Proxy Statement-Prospectus to its shareholders.

Section 7.2.                          Regulatory Approvals.  The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities.  Each of NCB and Berkshire Bancorp, upon request, shall furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders, and such other matters as may be reasonably necessary or advisable in connection with any applications, notices, petitions and filings made by Berkshire Bancorp, NCB or any of their Subsidiaries with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  NCB and Berkshire Bancorp shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to NCB or Berkshire Bancorp, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Berkshire Bancorp or NCB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on it or any of its affiliates (any of which, a “Materially Burdensome Regulatory Condition”).

Section 7.3.                          Access to Information; Confidentiality.

7.3.1.           Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of NCB, on the one hand, and Berkshire Bancorp and Berkshire Bank, on the other hand, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by NCB, information concerning Berkshire Bancorp and Berkshire Bank that is reasonably related, directly or indirectly, to the prospective value of Berkshire Bancorp Common Stock or the Exchange Ratio or to Berkshire Bancorp’s and Berkshire Bank’s ability to consummate the transactions contemplated hereby).  Neither NCB nor Berkshire Bancorp, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

7.3.2.           Notwithstanding any provision of this Agreement or the Confidentiality Agreement, Berkshire Bancorp and Berkshire Bank understand and agree that the Pending NCB Registration Statement is pending, and that NCB and Holdco will be subject to a variety of disclosure obligations under federal and state securities laws in that respect, and agree that NCB and Holdco shall be entitled to take such steps and make such disclosures as they reasonably conclude, with the advice of legal counsel, may be required in order to assure compliance with applicable securities laws.  However, NCB and Holdco agree that, to the extent any proposed disclosure would include information about Berkshire Bancorp or Berkshire Bank, NCB and Holdco shall make reasonable efforts to consult with and notify Berkshire Bancorp and Berkshire Bank prior to making disclosure of such information.

7.3.3.           All information and materials exchanged by the parties pursuant to this Agreement shall continue to be subject to the provisions of the Confidentiality Agreement entered into between Berkshire Bancorp, Berkshire Bank and NCB dated September 15, 2009 (the “Confidentiality Agreement”), and the execution of this Agreement shall not be deemed to merge or supersede the provisions of the Confidentiality Agreement, but the Confidentiality Agreement shall be deemed to have been modified to the extent it is inconsistent with any of the provisions of this Agreement.

Section 7.4.                          Shareholder Approval.

7.4.1.           Subject to the effectiveness of Pending NCB Registration Statement, Berkshire Bancorp and NCB shall each call a meeting of its respective shareholders (respectively, the “Berkshire Shareholder Meeting” and the “NCB Shareholder Meeting”) to be held as soon as reasonably practicable after the date hereof for the purposes of respectively obtaining shareholder approval of the Merger and approval and adoption of this Agreement on substantially the terms and conditions set forth in this Agreement; and shall each use its reasonable best efforts to cause such respective meeting to occur as soon as reasonably practicable.  The Berkshire Bancorp Board and the NCB Board shall each use its reasonable best efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement, and shall, subject to the provisions of Section 7.9.2 and 9.1.7, affirmatively recommend that its shareholders vote in favor of and adopt this Agreement (as to Berkshire Bancorp and NCB, respectively, an “Approval Recommendation”), and submit this Agreement to its shareholders at the Berkshire Shareholder Meeting and NCB Shareholder Meeting.

7.4.2.           Each of Berkshire Bancorp and NCB shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by NCB or Berkshire Bancorp or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

Section 7.5.                          Benefit and Incentive Compensation Plans; Existing Agreements.

7.5.1.           Prior to the Effective Time, Berkshire Bancorp and Berkshire Bank shall terminate the Berkshire Plans that contain “cash or deferred arrangements” subject to section 401(k) of the Code and shall adopt such amendments to such Berkshire Plans as are necessary to cause the written terms of such Berkshire Plans to comply with Section 401(a) of the Code as of their termination dates.

7.5.2.           Those individuals actively employed by, or on an authorized leave of absence from, Berkshire Bank as of the Effective Time, who continue their employment with Holdco or one of its Subsidiaries after the Effective Time (the “Covered Employees”) shall be eligible to participate in those Holdco Plans in which similarly situated employees of Holdco or its Subsidiaries participate after the Effective Time, to the same extent that similarly situated employees of Holdco or its Subsidiaries then participate.  From and after the Effective Time, Holdco may elect not to provide to the Covered Employees any benefits which are not then provided by Holdco and its Subsidiaries to their employees generally, notwithstanding that such benefits were provided by NCB to its employees immediately prior to the Effective Time.  In the case of benefits which are provided after the Effective Time by Holdco to employees of Holdco and its Subsidiaries but are not then provided by Berkshire Bancorp or Berkshire Bank to its employees, Holdco will as soon as possible after the Effective Time include the Covered Employees in the Holdco Plans under which such benefits are made available.

7.5.3.           With respect to each Holdco Plan for which length of service is taken into account for any purpose, service with Berkshire Bank shall be treated as service with Berkshire Bancorp for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for vacation entitlement; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations.  Covered Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Holdco Plan.

7.5.4.           Holdco shall use its commercially reasonable efforts to offer employment with the Resulting Institution to each individual who is an employee of Berkshire Bank immediately prior to the Effective Time (a “Berkshire Employee”) in a position with a salary at least equal to such Berkshire Employee’s salary and within forty miles of the location of their current position at the time of the execution of this Agreement immediately prior to the Effective Time, provided, however, that such position need not be the same as, or have the same duties or responsibilities as, the Berkshire Employee’s position with Berkshire Bank or Berkshire Bancorp.  Each Berkshire Employee who is not offered a position with a salary at least equal to such Berkshire Employee’s salary immediately prior to the Effective Time shall be entitled to receive severance compensation equal to two (2) weeks’ base salary for every year of service with Berkshire Bank, with a minimum benefit of two (2) weeks’ base salary.  Any Berkshire Employee who is offered a position with a salary at least equal to such Berkshire Employee’s salary immediately prior to the Effective Time, but does not accept such position, will not be entitled to any severance compensation.

Section 7.6.                          Indemnification; Directors’ and Officers’ Insurance.

7.6.1.           In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Berkshire Bancorp or Berkshire Bank or their Subsidiaries (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Berkshire Bancorp or Berkshire Bank before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, each such Indemnified Party shall continue to be indemnified to the same extent as such Indemnified Party was required to be indemnified under the Berkshire Bancorp Articles, Berkshire Bancorp Bylaws, Berkshire Bank Articles or Berkshire Bank Bylaws, as applicable, and the parties shall cooperate and use their best efforts to defend against and respond thereto.

7.6.2.           Holdco shall cause the individuals serving as officers and directors of Berkshire Bancorp or Berkshire Bank immediately before the Effective Time to be covered for a period of six years after the Effective Time by the directors’ and officers’ liability insurance policy maintained after the Effective Time by Holdco or the Resulting Institution (as applicable) (provided that Holdco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Holdco be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by

Berkshire Bancorp for such insurance (the “Insurance Amount”), and provided further that if Holdco is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Holdco shall obtain as much comparable insurance as is available for the Insurance Amount.  Berkshire Bancorp represents and warrants to Holdco and NCB that the total amount of the current prepaid premium for directors’ and officers’ liability insurance by Berkshire Bancorp and Berkshire Bank for the coverage period commencing on December 1, 2009 and ending on December 1, 2010 is approximately $10,432.00 as of July 31, 2010.

7.6.3.           In the event that Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 7.6.

7.6.4.           The provisions of this Section 7.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 7.7.                          Additional Agreements.

7.7.1.           Subject to the terms and conditions of this Agreement, each of Berkshire Bancorp, Berkshire Bank and NCB agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

7.7.2.           In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Resulting Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Berkshire Bancorp.

7.7.3.           Berkshire Bancorp, Berkshire Bank and NCB shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 7.8.                          Advice of Changes.  Each of Berkshire Bancorp and NCB shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 7.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 8 to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 8 to be satisfied.

Section 7.9.                          No Solicitation.

7.9.1.           None of Berkshire Bancorp, Berkshire Bank or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of either of them shall directly or indirectly (i) solicit, initiate, encourage, or (subject to Section 7.9.2(b)) facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving either of them that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) subject to Section 7.9.2(b), participate in any discussions or negotiations regarding an Alternative Transaction; or (iii) subject to Section 7.9.2(b), enter into any agreement regarding any Alternative Transaction.  As used in this Agreement, “Alternative Transaction” means any of (w) a transaction pursuant to which any person (or group of persons) (other than Holdco or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Berkshire Bancorp Common Stock or Berkshire Bank Common Stock or outstanding voting power or of any new series or new class of stock that would be entitled to a class or series vote with respect to the Merger, whether from Berkshire Bancorp or Berkshire Bank or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving NCB (other than the Merger), (y) any transaction pursuant to which any person (or group of persons) (other than Holdco or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Berkshire Bancorp or Berkshire Bank and securities of the entity surviving any merger or business combination) of NCB representing more than 25% of the fair market value of all the assets, net revenues or net income of Berkshire Bancorp on a consolidated basis, taken as a whole, immediately before such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving Berkshire Bancorp or Berkshire Bank, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Berkshire Bancorp or Berkshire Bank immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Berkshire Bancorp Common Stock immediately before the consummation thereof.

7.9.2.

(a)           Berkshire Bancorp and Berkshire Bank shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than NCB) conducted heretofore with respect to any of the foregoing, and agree not to release any third party from the confidentiality and standstill provisions of any agreement to which Berkshire Bancorp or Berkshire Bank is or may become a party.

(b)           Notwithstanding anything herein to the contrary, at any time prior to the Effective Time, Berkshire Bancorp and its board of directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, provided that the Berkshire Bancorp Board shall not withdraw or modify in a manner adverse to NCB its Approval Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, and provide any information to, any person in response to a Superior Proposal (as hereinafter defined) by any such person, if and only to the extent that (x) the Berkshire Bancorp Board concludes in its good faith judgment, after consulting with outside legal counsel, that the Superior Proposal is more favorable to Berkshire Bancorp, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, the Berkshire Bancorp Board receives from such person an executed confidentiality agreement, which confidentiality terms shall be no less favorable to Berkshire Bancorp than those contained in the Confidentiality Agreement, and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, Berkshire Bancorp promptly notifies NCB in writing of the name of such person and the material terms and conditions of any such Superior Proposal, and (iii) to withdraw, modify, qualify in a manner adverse to NCB, condition or refuse to make its Approval Recommendation if the Berkshire Bancorp Board concludes in its good faith judgment, after consultation with outside counsel and financial advisors, that such Alternative Proposal constitutes a Superior Proposal that is more favorable to Berkshire Bancorp, provided, that the Berkshire Bancorp Board may not effect a withdrawal of its Approval Recommendation pursuant to this clause (iii) unless: (x) Berkshire Bancorp shall have provided prior written notice to NCB, at least five business days in advance (“Notice Period”), of its intention to effect a withdrawal of its Approval Recommendation in response to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (y) prior to effecting a withdrawal of its Approval Recommendation, Berkshire Bancorp shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with NCB in good faith (to the extent NCB desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal.

(c)           Berkshire Bancorp shall notify NCB promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Berkshire Bancorp or for access to the properties, books or records of Berkshire Bancorp by any person that informs the Berkshire Bancorp Board that it is considering making, or has made, an Alternative Proposal.  Such notice to NCB shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Berkshire Bancorp, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal.  Berkshire Bancorp shall keep NCB fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request.  Berkshire Bancorp shall also promptly, and in any event within 24 hours, notify NCB, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with this Section 7.9.

(d)           For purposes of this Agreement, “Superior Proposal” means any bona fide, unsolicited written Alternative Proposal made by any person or entity, other than NCB or Holdco, that is on terms that the Board of Directors of Berkshire Bancorp in good faith concludes, after consultation with its financial advisors and legal counsel (with the advice of outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of Berkshire Bancorp in its good faith judgment believes to be more favorable to its shareholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Berkshire Bancorp and (C) is reasonably capable of being completed; provided that for purposes of the definition of “Superior Proposal”, the references to “25%” in the definition of Alternative Transaction shall be deemed to be references to “a majority.”

7.9.3.           Berkshire Bancorp shall notify all officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Berkshire Bancorp of the restrictions described in this Section 7.9 as reasonably necessary to avoid violations thereof.  It is understood that any violation of the restrictions set forth in this Section 7.9 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Berkshire Bancorp, at the direction or with the consent of Berkshire Bancorp, shall be deemed to be a breach of this Section 7.9 by Berkshire Bancorp.

Section 7.10.                          Employment Agreements.  Subject to any applicable TARP restrictions that may remain at the Effective Time and any other regulatory approvals, Holdco will honor and expressly assumes all management contracts, including all change of control and vesting payments, of Norm Heilenman, Rick Gromis, and Lori Maley, as such agreements are executed prior to the date of this Agreement and shall have been fully disclosed to NCB prior to the date of this Agreement, and will offer management positions to each of them at the Resulting Institution, subject to the respective individual entering into amendments to their employment contracts reflecting only change in position and title, in a form attached hereto as Exhibit “C” .

Section 7.11.                          Appointment of Directors.  Prior to the Effective Time, Holdco and NCB shall cause the number of directors constituting their respective boards of directors immediately after the Effective Time to be increased, if necessary, to permit the actions required in this Section 7.11.  At or immediately after the Effective Time, Holdco shall cause the “Berkshire Director Designee” (as defined below) to be appointed to the boards of directors of Holdco and the Resulting Institution.  The term “Berkshire Director Designee” means one (1) of the existing Berkshire Bancorp directors, to be mutually agreed upon prior to the Effective Time.

Section 7.12.                          Bank Advisory Board Memberships.  All directors of Berkshire Bancorp and Berkshire Bank other than the Berkshire Director Designee (collectively, the “Departing Berkshire Directors”) will be invited by the Resulting Institution to serve on its Berks/Schuylkill Advisory Board after the Effective Time, with board fees equal to the previously approved board fees on Schedule 7.12.

Section 7.13.                          Tier 1 Capital Investment.  Subject to the receipt of all applicable regulatory approvals and consents, prior to or at the Effective Time, Holdco shall cause an investment in Berkshire Bancorp Common Stock of $3,180,000, such that Berkshire Bancorp shall have received not less than $3,180,000 in new, net cash proceeds (after deducting a fee of 10% for equity placement and other customary expenses, provided that the same shall not affect the Berkshire Valuation and Material Adverse Effect provisions hereof) of an issuance of fully paid, nonassessable capital securities qualifying for Tier 1 capital treatment under all applicable banking laws and regulations.

Section 7.14.                          Retirement of Berkshire TARP Shares and TARP Obligations.  Berkshire Bancorp shall, on or before the Effective Time, use its commercially reasonable best efforts to promptly apply to the U.S. Treasury to repurchase and retire the Berkshire TARP Shares and otherwise terminated and satisfied all obligations of Berkshire Bancorp or Berkshire Bank under the U.S. Treasury Department’s Troubled Asset Relief Program.  The proceeds Berkshire Bancorp receives pursuant to Section 7.1.3 shall only be used for retirement of the Berkshire Tarp shares and Tarp obligations.

Section 7.15.                          Post Closing Covenants.

7.15.1.                      Notwithstanding Section 7.10, Holdco or NCB shall not terminate Norman E. Heilenman, Richard C. Gromis, or Lori Maley within seven (7) calendar days following the Effective Time.

7.15.2.                      Holdco or NCB shall have the Berkshire Director Designee or a former Berkshire Bancorp director replacement for three (3) years following the Effective Time.

ARTICLE 8
Conditions Precedent

Section 8.1.                          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

8.1.1.           Shareholder Approval.  This Agreement, the Merger and the Bank Merger, on substantially the terms and conditions set forth in this Agreement with such modifications thereto as may hereafter be made, shall have been approved by the NCB shareholders and the Berkshire Bancorp shareholders.

8.1.2.           Registration Statement.  The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of Pending NCB Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and if the offer and sale of Holdco Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commission and all comments with such have been satisfied.

8.1.3.           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, and no such Injunction shall be threatened by or before any Governmental Entity which represents a reasonable probability of preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or imposing damages that would reasonably be expected to have a Material Adverse Effect on Berkshire Bancorp or Berkshire Bank, a Material Adverse Effect on NCB or Holdco or a Material Adverse Effect on the Resulting Institution.  No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

8.1.4.           Intentionally omitted.

8.1.5.           Holdco Reorganization.  The Holdco Reorganization shall have been consummated on such terms as NCB and Holdco shall determine, but in any event based upon an exchange in which holders of NCB Shares receive one (1) Holdco Share for every three (3) NCB Shares, subject to such holders’ receipt of cash instead of fractional Holdco Shares, provided, however, that after the Berkshire Shareholder Meeting, no changes that affect the rights or consideration to the Berkshire Bancorp shareholders shall be made.

Section 8.2.                          Conditions to Obligations of Berkshire Bancorp and Berkshire Bank.  The obligation of Berkshire Bancorp and Berkshire Bank to effect the Merger is also subject to the satisfaction, or waiver by Berkshire Bancorp and Berkshire Bank, at or before the Effective Time, of the following conditions:

8.2.1.           Representations and Warranties.  Subject to the standard set forth in Section 10.2, the representations and warranties of NCB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Berkshire Bancorp shall have received a certificate signed without personal liability on behalf of NCB by the Chief Executive Officer or Chief Financial Officer of NCB to the foregoing effect.

8.2.2.           Performance of Obligations of NCB and Holdco.  NCB and Holdco shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Effective Time; and Berkshire Bancorp shall have received a certificate or certificates signed without personal liability on behalf of NCB and Holdco by their respective Chief Executive Officer to such effect.

8.2.3.           Regulatory Approvals.  All regulatory approvals set forth in Section 5.4 required to consummate the transactions contemplated by this Agreement, including the Merger and Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Berkshire Bancorp Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

8.2.4.           Federal Tax Opinion.  Berkshire Bancorp shall have received the opinion of Berkshire Bancorp’s counsel, dated as of the Effective Time, in form and substance reasonably satisfactory to Berkshire Bancorp, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Berkshire Bancorp’s counsel may require and rely upon customary representations contained in certificates of officers of Holdco, NCB, Berkshire Bancorp and Berkshire Bank, reasonably satisfactory in form and substance to such counsel.

8.2.5.           Employment Agreements.  Holdco or NCB shall have expressly assumed all management contracts, including, subject to all applicable regulatory and legal limitations, including, but not limited to TARP limitations, change in control and vesting payments of Norm Heilenman, Rick Gromis, and Lori Maley.

8.2.6.           Tier 1 Capital Investment.  Berkshire Bancorp shall have received not less than $3,180,000 in new net cash proceeds from an issuance of fully paid, non-assessable capital securities qualifying for Tier 1 capital treatment under all applicable banking laws and regulations.

Section 8.3.                          Conditions to Obligations of NCB.  The obligation of NCB to effect the Merger is also subject to the satisfaction or waiver by NCB at or before the Effective Time of the following conditions:

8.3.1.           Representations and Warranties.  Subject to the standard set forth in Section 10.2, the representations and warranties of Berkshire Bancorp and Berkshire Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and NCB shall have received a certificate signed on behalf of Berkshire Bancorp and Berkshire Bank by the Chief Executive Officer or the Chief Financial Officer of Berkshire Bancorp and Berkshire Bank to the foregoing effect.

8.3.2.           Performance of Obligations of Berkshire Bancorp.  Berkshire Bancorp and Berkshire Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Effective Time, and NCB shall have received a certificate signed without personal liability on behalf of Berkshire Bancorp and Berkshire Bank by the Chief Executive Officer or the Chief Financial Officer of Berkshire Bancorp and Berkshire Bank to such effect.

8.3.3.           Regulatory Approvals.  All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “NCB Requisite Regulatory Approvals”).

8.3.4.           Federal Tax Opinion.  NCB shall have received the opinion of NCB’s counsel, dated as of the Effective Time, in form and substance reasonably satisfactory to NCB, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, NCB’s counsel may require and rely upon customary representations contained in certificates of officers of Holdco, NCB, Berkshire Bancorp and Berkshire Bank, reasonably satisfactory in form and substance to such counsel.

8.3.5.           Dissenting Shares.  The Dissenting Shares, if any, shall not include greater than 1% of the outstanding Berkshire Bancorp Common Stock.

8.3.6.           FIRPTA Certificate.  On the Closing Date, Holdco and the Resulting Institution shall have received from Berkshire Bancorp and Berkshire Bank a certification, in form and substance reasonably acceptable to Holdco, for purposes of satisfying Holdco’s and/or the Resulting Institution’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

8.3.7.           Retirement of Berkshire TARP Shares and TARP Obligations.  Berkshire shall have repurchased and retired the Berkshire TARP Shares and otherwise terminated and satisfied all obligations of Berkshire Bancorp or Berkshire Bank under the U.S. Treasury Department’s Troubled Asset Relief Program.

ARTICLE 9
Termination and Amendment

Section 9.1.                          Termination.  This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of NCB or Berkshire Bancorp:

9.1.1.           Consent of the Parties.  By consent of Holdco, NCB, Berkshire Bank and Berkshire Bancorp in a written instrument, if the board of directors of each of Holdco, NCB, Berkshire Bancorp and Berkshire Bank so determines by a vote of the majority of the members of its entire board of directors;

9.1.2.           Approvals.  By either Holdco and NCB, of the one part, or Berkshire Bancorp and Berkshire Bank, of the other part, if

(a)           any Governmental Entity that must grant a Berkshire Bancorp Requisite Regulatory Approval or a NCB Requisite Regulatory Approval has denied approval of the Merger or Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

(b)           the NCB shareholders or the Berkshire Bancorp shareholders do not approve the Merger, on substantially the terms and conditions set forth in this Agreement;

9.1.3.           Delay.  By either Holdco and NCB, of the one part, or Berkshire Bancorp and Berkshire Bank, of the other part, if the Merger shall not have been consummated on or before March 31, 2011, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, provided however, the parties agree that if the Holding Company Reorganization has not been approved by the shareholders of NCB by March 31, 2011, the parties agree to extend this Agreement for a period of 45 additional days;

9.1.4.           Material Breach of Representation, Warranty or Covenant.  By either Berkshire Bancorp and Berkshire Bank, of the one part, or Holdco and NCB, of the other part (provided that no terminating party is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of NCB or Holdco, in the case of a termination by Berkshire Bancorp and Berkshire Bank, or Berkshire Bancorp or Berkshire Bank in the case of a termination by NCB and Holdco, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Sections 8.1, 8.2 or Section 8.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; or

9.1.5.           Failure to Recommend.  By NCB, if the Berkshire Bancorp Board shall have (i) failed to recommend in the Proxy Statement-Prospectus the approval and adoption of this Agreement or (ii) in a manner adverse to NCB, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Berkshire Bancorp Board of this Agreement and/or the Merger or Bank Merger to Berkshire Bancorp’s shareholders, (B) taken any public action or made any public statement in connection with the Berkshire Bancorp Shareholder Meeting inconsistent with such recommendation (including not taking action to convene the Berkshire Bancorp Shareholder Meeting) or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

9.1.6.           Material Adverse Effect.  By Berkshire Bancorp, Berkshire Bank, NCB and Holdco, if there shall have been a Material Adverse Effect with respect to the other party, which has not been cured by the Effective Time.

9.1.7.           Superior Proposal.  By Berkshire Bancorp and Berkshire Bank at any time prior to the Effective Time, in order to enter concurrently into a Superior Proposal; provided, however, that this Agreement may be terminated by Berkshire Bancorp pursuant to this Section only after the fifth business day following Berkshire Bancorp’s provision of written notice to NCB (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the party making such Superior Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents) advising NCB that the Berkshire Bancorp Board of Directors is prepared to accept such Superior Proposal and only if (i) during such five business day period, Berkshire Bancorp has caused its financial and legal advisors to negotiate with NCB in good faith (to the extent Berkshire Bancorp chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (ii) Berkshire Bancorp’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to any adjustments that may be proposed by NCB and further provided that such termination shall not be effective until Berkshire Bancorp has paid the Termination Fee to NCB.

The party desiring to terminate this Agreement pursuant to any clause of this Section 9.1 (other than Section 9.1.1) shall give written notice of such termination to the other party in accordance with Section 10.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.2.                          Effect of Termination.  If either NCB or Berkshire Bancorp terminates this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of NCB, Berkshire Bancorp, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 7.3.3, 9.2, 9.3, 10.4, 10.5, 10.8, 10.10 and 10.12 shall survive any termination of this Agreement and (ii) neither NCB nor Berkshire Bancorp shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

Section 9.3.                          Fees and Expenses.

9.3.1.           Except as set forth in Section 9.3.2, and except with respect to costs and expenses of printing and mailing the Proxy Statement-Prospectus and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by NCB and Berkshire Bancorp, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.3.2.           Berkshire Bancorp and Berkshire Bank shall be jointly and severally obligated to pay to NCB, by wire transfer of immediately available funds, a termination fee in the amount of $400,000 (the “Termination Fee”) and/or expense reimbursement on the following terms:

(a)           If this Agreement is terminated by NCB pursuant to Section 9.1.5, then Berkshire Bancorp shall pay the Termination Fee on the business day following such termination;

(b)           If this Agreement is terminated by Berkshire Bancorp pursuant to Section 9.1.7, then Berkshire Bancorp shall pay the Termination Fee immediately upon such termination;

(c)           If (A) either party shall terminate this Agreement pursuant to Section 9.1.2(b) and (B) at any time after the date of this Agreement and on or before the date of the Berkshire Shareholder Meeting an Alternative Transaction shall have been publicly announced or otherwise communicated to the Berkshire Bancorp Board (a “Public Proposal”) that has not been withdrawn prior to such date, and, if within 12 months of the date of such termination, Berkshire Bancorp enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, then Berkshire Bancorp shall pay the Termination Fee on the date of such execution or consummation;

(d)           Intentionally omitted;

(e)           If (A) either party shall terminate this Agreement pursuant to Section 9.1.3 and (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal that has not been withdrawn prior to such termination, and, if within 12 months of the date of termination, Berkshire Bancorp executes any definitive agreement with respect to, or consummates, any Alternative Transaction, then Berkshire Bancorp shall pay the Termination Fee upon the date of such execution or consummation.

Upon payment of all applicable fees and expenses in accordance with this Section 9.3, Berkshire Bancorp and Berkshire Bank shall have no further liability to NCB at law or in equity with respect to such termination, or with respect to Berkshire Bancorp’s Board’s failure to take action to convene the Berkshire Bancorp Shareholder Meeting and/or recommend that Berkshire Bancorp shareholders adopt this Agreement.

9.3.3.           Berkshire Bancorp and Berkshire Bank acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, NCB would not enter into this Agreement.  Accordingly, if Berkshire Bancorp and Berkshire Bank fail to pay timely any amount due pursuant to this Section 9.3 and, in order to obtain such payment, NCB commences a suit that results in a judgment against Berkshire Bancorp or Berkshire Bank for the amount payable to NCB pursuant to this Section 9.3, Berkshire Bancorp and Berkshire Bank shall jointly and severally pay to NCB its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Berkshire Bancorp.

Section 9.4.                          Amendment.  This Agreement may, to the extent legally allowed, be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger and Bank Merger by the shareholders of NCB and Berkshire Bancorp; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of NCB and Berkshire Bancorp, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Berkshire Bancorp Common Stock, if such alteration or change would adversely affect the holders of any security of Berkshire Bancorp, (b) alters or changes any term of the articles of incorporation of Holdco or NCB from those contemplated herein if such alteration or change would adversely affect the holders of any securities of Berkshire Bancorp, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Berkshire Bancorp, in each case other than as contemplated by this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.5.                          Extension; Waiver.  At any time before the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 10
General Provisions

Section 10.1.                          Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger and Bank Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than ten (10) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).  If the conditions set forth in Article 8 are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Berkshire Bancorp, then Berkshire Bancorp may postpone the Closing until the first full week after the end of that fiscal quarter.

Section 10.2.                          Standard.  No representation or warranty of Holdco contained in Article 4 or of Berkshire Bancorp or Berkshire Bank contained in Article 5 shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article 4, in the case of Holdco or NCB, or Article 5, in the case of Berkshire Bancorp and Berkshire Bank, has had or would be reasonably likely to have a Material Adverse Effect with respect to Holdco or NCB or Berkshire Bancorp or Berkshire Bank, respectively (disregarding for purposes of this Section 10.2 any materiality or

Material Adverse Effect qualification contained in any representations or warranties).  Notwithstanding the immediately preceding sentence, the representations and warranties contained in (a) Sections 4.1.1, 4.2, 4.3 and 4.7 in the case of NCB or Holdco, and Sections 5.1.1, 5.1.3, 5.2.1, 5.2.2, 5.3 and 5.7 in the case of Berkshire Bancorp or Berkshire Bank, shall be deemed untrue and incorrect if not true and correct in all material respects, and (b) Section 4.8.1 in the case of NCB or Holdco and Section 5.8.1 in the case of Berkshire Bancorp or Berkshire Bank, shall be deemed untrue and incorrect if not true and correct in all respects.

Section 10.3.                          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 7.5, 7.10, 7.12 and 7.13 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.4.                          Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to NCB, to:

New Century Bank
99 Bridge Street
Phoenixville, PA  18518
Attn: Jay S. Sidhu, Chairman & CEO
Facsimile: ________________

with a copy to:

Stradley Ronon Stevens & Young, LLP
30 Valley Stream Parkway
Malvern, PA 19355-1481
Attn: David F. Scranton, Esquire
Facsimile: 610.640.1965

if to Berkshire Bancorp or Berkshire Bank, to:

Berkshire Bancorp, Inc.
1101 Woodland Road
Wyomissing, PA 19610
Attn: President and Chief Executive Officer
Facsimile: 610-376-8200

with a copy to:

Bybel Rutledge LLP
1017 Mumma Road, Suite 302
Lemoyne, PA 17043
Attn: Nicholas Bybel, Jr.
Facsimile: 717-731-8205

Section 10.5.                          Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The NCB Disclosure Schedule and the Berkshire Bancorp Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.  For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the knowledge of such person’s directors and senior executive officers.

Section 10.6.                          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Facsimile copy or electronic transmission of a signature page shall be deemed an original signature page.

Section 10.7.                          Entire Agreement.  This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

Section 10.8.                          Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Pennsylvania applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles.  The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Commonwealth of Pennsylvania having jurisdiction over the matter; provided, however, that if such a federal court does not have jurisdiction over the matter, any aforementioned suit, action or proceeding shall be brought in a state court located in the Commonwealth of Pennsylvania having jurisdiction over the matter.  Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.9.                          Publicity.  Neither NCB nor Berkshire Bancorp shall, and neither NCB nor Berkshire Bancorp shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Berkshire Bancorp, in the case of a proposed announcement by NCB, or NCB, in the case of a proposed announcement by Berkshire Bancorp or any of its Subsidiaries; provided, however, that any party may, without the prior consent of the other parties (but after prior consultation with the other parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of any applicable securities exchange.

Section 10.10.                          Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Section 10.11.                          Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12.                          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

CUSTOMERS 1ST BANCORP, INC.

By:
Name:
Title:

NEW CENTURY BANK

By:
Name:
Title:

BERKSHIRE BANCORP, INC.

By:
Name:
Title:

BERKSHIRE BANK

By:
Name:
Title:

Signature Page to Agreement and Plan of Merger

Schedule A

List of Individuals for Support Agreements

SA-1

Schedule B

Non-Performing Assets

		Balance as of 7/31/2010
Non-performing Loans		2,519,271.97
Non-performing Assets:
Other Real Estate Owned	4,350,042.00
Less: Valuation allowance	(160,724.00)
		4,189,318.00
Troubled Debt Restructuring		1,363,000.00
Combined NPL’s and NPA’s		8,071,589.97
	x 20% based on 7/31/2010 numbers	1,614,317.99

Allowance for Loan Losses		$1,260,225.37

Coverage Ratio		50.02%

SB-1

EXHIBIT A

SUPPORT AGREEMENT

 This SUPPORT AGREEMENT (“Agreement”), dated as of August __, 2010, is by and among CUSTOMERS 1ST BANCORP, INC., (“Holdco”), NEW CENTURY BANK, a Pennsylvania bank (“NCB”) and each of the undersigned individuals, each of whom is a director ("Director") of Berkshire Bancorp, Inc. (“Berkshire Bancorp”) or Berkshire Bank (“Berkshire Bank”). This Agreement will be effective upon the signing of the Merger Agreement (defined below).

RECITAL

 As an inducement for NCB and Holdco to enter into the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), whereby, among other things, Berkshire Bancorp will merge with and into Holdco and Berkshire Bank will merge with and into NCB (collectively, the "Merger"), each of the Directors, for himself or herself, his or her heirs and legal representatives, hereby agrees as follows:

AGREEMENT

1. VOTING AND OTHER MATTERS. Each of the Directors will vote or cause to be voted all shares of Berkshire Bancorp common stock that he or she has power to vote or direct the voting of (the "Shares"), in favor of approval of the Merger Agreement, the Merger and Bank Merger.

2. REPRESENTATIONS AND WARRANTIES.  Each Director represents and warrants that, as of this date, he or she has power to vote or direct the voting of each of the shares of common stock of Berkshire Bancorp shown opposite his or her name on Exhibit A to this Agreement, and hence that each of such shares is a “Share” within the meaning of this Agreement.

3. CONDITIONS TO TRANSFER OR ENCUMBRANCE. Until the earlier of the consummation of the Merger and Bank Merger or the termination of the Merger Agreement, each Director will not sell, permit a lien or other encumbrance to be created hereafter with respect to, or grant any proxy in respect of (except for proxies solicited by the board of directors of Berkshire Bancorp in connection with Berkshire Bancorp shareholders' meeting at which the Merger Agreement and Merger is presented for shareholder approval) any Shares, unless all other parties to any such sale or other transaction enter into an agreement in form and substance satisfactory to Holdco and NCB embodying the benefits and rights contained in this Agreement.

3. INDIVIDUAL OBLIGATIONS. Obligations of each of the Directors under this Agreement are intended to be several and not joint and shall be binding upon each Director and his or her personal representatives, heirs and assigns.

4. RIGHT TO EQUITABLE REMEDIES.  The Directors severally acknowledge and agree that money damages may not be an adequate remedy for Holdco and NCB for any breach or of any obligation under this Agreement by any one or more Directors. The parties therefore agree that in addition to any other remedies available hereunder, by law or otherwise, Holdco and NCB shall be entitled to seek equitable remedies, including without limitation injunctive relief, specific performance or a constructive trust, against or with respect to any such existing, threatened, prospective or continued breach by any of them.

6. MISCELLANEOUS.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances will be held invalid or unenforceable by a court of competent jurisdiction, such provision or application will be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, will not be affected.

(b) Counterparts. This Agreement may be executed in one or more counterparts or by counterpart signature pages, including facsimile counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

(c) Governing Law. This Agreement will be deemed a contract made under, and for all purposes will be construed in accordance with, the internal laws of the Commonwealth of Pennsylvania (without reference to rules of choice of law or conflicts of laws), and be federal law to the extent it pre-empts state law.

(d) Entire Agreement.  This Agreement is the entire agreement of the parties with respect to their subject matter, and no other discussions, undertakings, promises, inducements, representations or prior agreements (whether oral or written) shall be of any force or effect.

(e) Individual Capacity.  Each Director is signing this Agreement solely in his or her capacity as a shareholder of Berkshire Bancorp, and not in any other capacity, such as a director or officer of Berkshire Bancorp or as a fiduciary of any trusts of which such Director is not a beneficiary.  Notwithstanding anything in this Agreement to the contrary, (1) no Director makes any agreement or understanding herein in any capacity other than in his or her capacity as an owner of Berkshire Bancorp stock, and (2) nothing herein shall be construed to limit or affect any action or inaction by such Director or any of his or her representatives, as applicable, serving on Berkshire Bancorp’s Board of Directors or as an officer of Berkshire Bancorp, acting in his or her capacity as a director, officer or fiduciary of Berkshire Bancorp or as a fiduciary of any trust of which he or she is not a beneficiary.

(f) Modification; Waiver.  This Agreement may only be modified, or any benefits of this Agreement waived, by an instrument in writing signed by the party or parties to be bound thereby.

(g) Termination.  This Agreement shall terminate and be of no further force or effect concurrently with and automatically upon the earlier of (1) the “Effective Time” of the Merger and Bank Merger (as defined in the Merger Agreement), (2) the “Outside Effective Time” (as defined in the Merger Agreement), or (3) the termination of the Merger Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have duly executed this Director Support Agreement as of the date first set forth above.

EXHIBIT B

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER ("Plan of Merger") dated ___________, 200__, is by and between BERKSHIRE BANK, a Pennsylvania bank ("Berkshire Bank"), and NEW CENTURY BANK, a Pennsylvania bank ("New Century Bank").

Background:

1. The authorized capital stock of New Century Bank consists of (i) 30,000,000 shares of common stock, par value $1.00 per share ("New Century Bank Common Stock"), of which at the date hereof _____ shares are issued and outstanding; (ii) 500,000 shares of nonvoting common stock, par value $1.00 per share of which no shares are issued or outstanding; (iii) 10,000,000 shares of Class B Non-Voting Common Stock, of which ____ shares are issued and outstanding; and (ii) 10,000,000 shares of preferred stock, with such par value or no par value as shall be established by New Century Bank’s board of directors, of which no shares are issued and outstanding.

2. Berkshire Bank is a Pennsylvania bank and a wholly owned Subsidiary of Berkshire Bancorp, Inc., a Pennsylvania corporation ("Berkshire Bancorp"). The authorized capital stock of Berkshire Bank consists of 10,000,000 shares of common stock, par value $1.00 per share.

3. The respective Boards of Directors of New Century Bank and Berkshire Bank deem the merger of Berkshire Bank with and into New Century Bank, pursuant to the terms and conditions set forth or referred to in this Agreement, to be desirable and in the best interests of the respective corporations and their respective shareholders.

4. The respective Boards of Directors of New Century Bank and Berkshire Bank have adopted resolutions approving this Plan of Merger.  The respective boards of directors of Customers 1st Bancorp, Inc. and Berkshire Bancorp, Inc. adopted resolutions approving a merger agreement dated August ___, 2010 (the “Agreement”) among Customers 1st Bancorp, Inc., New Century Bank, Berkshire Bancorp, Inc. and Berkshire Bank, providing for the merger of Berkshire Bancorp with and into Customers 1st Bancorp, Inc., (the “Holding Company Merger”).  This Plan of Merger is being executed by New Century Bank and Berkshire Bank pursuant to the Agreement

Agreements:

In consideration of the premises and of the mutual covenants and agreements contained in this Plan of Merger, and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, New Century Bank and Berkshire Bank, intending to be legally bound hereby, agree:

ARTICLE I
MERGER

Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania on the “Effective Time” (as that term is defined in Article IV hereof): (i) Berkshire Bank shall merge with and into New Century Bank; (ii) the separate existence of Berkshire Bank shall cease; and (iii) New Century Bank shall be the surviving corporation (such transaction referred to in this Plan of Merger as the "Merger" and New Century Bank, as the surviving corporation in the Merger, referred to in this Plan of Merger as the "Resulting Institution").  New Century Bank will have its home office at Wyomissing, Berks County, Pennsylvania and its branch offices at the present locations of each of the existing authorized branch offices of New Century Bank and Berkshire Bank.

ARTICLE II
CHARTER AND BYLAWS

On and after the Effective Time, the Charter and Bylaws of New Century Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the Charter and Bylaws of the Resulting Institution, until altered, amended or repealed.

ARTICLE III
CONVERSION OF SHARES

4.1 Stock of New Century Bank.

Each share of New Century Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of common stock of the Resulting Institution.

4.2 Stock of Berkshire Bank.

Each share of Berkshire Bank Common Stock issued and outstanding immediately prior to the Effective Time, and each share of Berkshire Bank Common Stock issued and held in the treasury of Berkshire Bank as of the Effective Time, if any, shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE IV
EFFECTIVE DATE OF THE MERGER

The Merger shall be effective on a date (the “Effective Time”) which shall be the later of (i) the date on which all filings with government agencies as may be required under applicable laws and regulations for the Merger to become effective have been made and all regulatory approvals therefor shall have been received and first become effective, and (ii) immediately after the “Effective Time” of the Holding Company Merger.

ARTICLE V
EFFECT OF THE MERGER

6.1 Separate Existence.

On the Effective Time: the separate existence of Berkshire Bank shall cease, and all of the property (real, personal and mixed), rights, powers, duties and obligations of Berkshire Bank shall be taken and deemed to be transferred to and vested in the Resulting Institution, without further act or deed, as provided by applicable laws and regulations.

6.2 Deposit Accounts.

After the Effective Time, (i) each deposit account liability of New Century Bank and each deposit account liability of Berkshire Bank shall be and become, automatically and by operation of law, the equivalent deposit account liability of the Resulting Institution, and (ii) the Resulting Institution will continue to issue deposit accounts on the same basis as New Century Bank had immediately prior to the Effective Time.

ARTICLE VI
CONDITIONS PRECEDENT

The obligations of New Century Bank and Berkshire Bank to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

ARTICLE VII
TERMINATION

This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE VIII
AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of Berkshire Bank and New Century Bank.

ARTICLE IX
MISCELLANEOUS

10.1 Extensions; Waivers.

Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

10.2 Notices.

Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

10.3 Captions.

The headings of the several Articles and Sections in this Plan of Merger are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.4 Counterparts.

For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5 Governing Law.

This Plan of Merger shall be governed by and construed in accordance with the federal laws of the United States of America, and by Pennsylvania law in the absence of controlling Federal law.

EXHIBIT C

FORM AMENDMENT

This Amendment to the Employment Agreement entered into between Berkshire Bancorp, Inc. (“Berkshire Bancorp”), Berkshire Bank (“Berkshire Bank”) and _______ is made and entered into as of ________________, by and between Berkshire Bancorp, Berkshire Bank, New Century Bank (“NCB”),  and __________ (the “Executive”) (collectively the “Parties”).

WHEREAS, Berkshire Bancorp, Berkshire Bank and Executive entered into an Employment Agreement dated October 18, 2007 (“Employment Agreement”);

WHEREAS, Berkshire Bancorp, Berkshire Bank, NCB, and Customers 1st Bancorp, Inc. (“Customers 1st”) entered into an Agreement and Plan of Merger dated August 23, 2010 (“Merger Agreement”);

WHEREAS, pursuant to Section 7.10 of the Merger Agreement, Berkshire Bancorp, Berkshire Bank, Customers 1st and NCB have agreed that the Berkshire Bank executives will  enter into an amendment to his or her employment agreement reflecting only a change in position and title; and

WHEREAS, this Amendment is in satisfaction of Section 7.10 of the Merger Agreement.

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree, effective on the Effective Time of the Merger Agreement (as defined therein), that the Employment Agreement shall be amended as follows:

1.  Section 3 of the Employment Agreement shall be amended in its entirety as follows:

3.  Position and Duties.  The Executive shall serve as __________________________________ reporting only to _______________________, and shall have responsibility for ________________________________________________________.

2.  Customers 1st and NCB hereby expressly assumes all obligations and responsibilities under the Employment Agreement effective at the Effective Time of the Merger, subject to any applicable TARP restrictions that may remain applicable.

3.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent that they are preempted by federal law.

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4.  Except as amended by this Amendment, the Agreement shall continue in full force and effect.

5.  Unless otherwise defined in this Amendment, defined terms shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Amendment to be duly executed in their respective names or by its authorized representative, on the day and year first above written.

ATTEST	BERKSHIRE BANCORP, INC.

ATTEST	BERKSHIRE BANK

ATTEST	CUSTOMERS 1ST BANCORP, INC.

ATTEST	NEW CENTURY BANK

WITNESS	EXECUTIVE

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